Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made this 28th day of August, 2006 by and among Bancshares of Florida, Inc. (“Bancshares”), a Florida corporation, and Bank of Florida – Southwest (“BOF”), a Florida state banking corporation, on the one hand, and Old Florida Bankshares, Inc. (“Old Florida”), a Florida corporation, and Old Florida Bank (“OFB”), a Florida state banking corporation, on the other hand. Bancshares, BOF, Old Florida and OFB are collectively referred to herein as the “Parties” and each of them is referred to herein as a “Party.”

PREAMBLE

          WHEREAS, the Boards of Directors of Bancshares and Old Florida have determined that it is desirable and in the best interests of their respective corporations and shareholders that Old Florida merge with and into Bancshares (the “Company Merger”) on the terms and subject to the conditions set forth in this Agreement. The Boards of Directors of BOF and OFB have each determined that it is desirable and in the best interests of each such institution and its respective sole shareholder that OFB merge with and into BOF (the “Bank Merger”) on the terms and subject to the conditions set forth in this Agreement (as hereinafter defined). The Company Merger and Bank Merger shall be hereinafter collectively referred to as the “Mergers.”

          NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

SECTION 1. THE MERGERS AND CLOSING

1.01.  MERGERS

          (a)      Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Old Florida shall be merged with and into Bancshares, which will be the surviving corporation, in accordance with the Florida Business Corporation Act (the “FBCA”), and the separate corporate existence of Old Florida shall thereupon cease.

          (b)      Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), OFB shall be merged with and into BOF, which will be the surviving corporation, in accordance with the FBCA, and the separate corporate existence of OFB shall thereupon cease. Provided, however, that notwithstanding any other provision of this Agreement, Bancshares shall have the right to delay the Bank Merger until such time as it deems it advisable or to abandon the Bank merger. If Bancshares elects either such option, references in this Agreement to the Mergers shall be interpreted to refer only to the Company Merger.

          (c)      The Mergers shall have the effects set forth in the FBCA or the Florida Financial Institutions Codes (the “FFIC”), as applicable. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (as hereinafter defined), all the property and assets, rights, privileges and all debts, liabilities and obligations of Old Florida shall  become the property and assets, rights, privileges, debts, liabilities and obligations of Bancshares as the surviving corporation in the Company Merger and all the property and assets, rights, privileges and all debts, liabilities and obligations of OFB shall become the property and assets, rights, privileges, debts, liabilities and obligations of BOF as the surviving corporation in the Bank Merger.

Page 1 of 44 Pages

1.02.  THE CLOSING

          The “Closing” of the transactions contemplated hereby will take place in the Board Room of Bancshares, 1185 Immokalee Road, Naples, Florida 34110 (or such other place to which the Parties may agree), at 9:00 a.m., local time, on a mutually agreeable date as soon as practicable following satisfaction or waiver of the last of the conditions set forth in Section 6 of this Agreement, or if no date has been agreed to, on any date specified by any Party to the others upon ten days notice following satisfaction of such conditions. The date on which the Closing occurs is herein called the “Closing Date.” If all conditions set forth in Section 6 hereof are satisfied or waived by the Party entitled to grant such waiver, at the Closing:

          (a)      Bancshares and BOF shall each provide to the other such proof of satisfaction of the conditions set forth in Section 6 as the Party whose obligations are conditioned upon such satisfaction may reasonably request;

          (b)      the certificates, letters, opinions and other items required by Section 6 shall be delivered;

          (c)      Old Florida and Bancshares shall, as applicable, execute Articles of Merger complying with the requirements of the FBCA (“Company Articles of Merger”);

          (d)      OFB and BOF shall execute Articles of Merger complying with the requirements of the FBCA and the FFIC (“Bank Articles of Merger”); and

          (e)      the Parties shall take such further action as is required to effect the Mergers and to otherwise consummate the transactions contemplated by this Agreement. If on any date established for the Closing all conditions in Section 6 hereof have not been satisfied or waived by the Party entitled to grant such waiver, then such Party, on one or more occasions, may declare a delay of the Closing of such duration, not exceeding ten business days, as the declaring Party shall select, but no such delay shall extend beyond the date set forth in Subsection 7.01(c)(3) of this Agreement, and no such delay shall interfere with the right of any Party to terminate this Agreement pursuant to Section 7.

1.03.  THE EFFECTIVE DATE AND THE EFFECTIVE TIME

          Immediately following (or concurrently with) the Closing, the Company Articles of Merger shall be filed with and recorded by the Secretary of State of Florida. The Company Merger will be effective on the date (the “Effective Date”) and time (the “Effective Time”) specified in the Company Articles of Merger. Immediately following (or concurrently with) the Closing, the Bank Articles of Merger shall be filed with the Florida Office of Financial Regulation (“OFR”) and recorded by the Secretary of State of Florida and the Bank Merger shall be effective on the Effective Date and Effective Time.

Page 2 of 44 Pages

1.04.  SURVIVING CORPORATIONS

          (a)      The Articles of Incorporation and Bylaws of Bancshares, as in effect immediately prior to the Effective Time, shall remain unchanged by reason of the Company Merger and shall be the Articles of Incorporation and Bylaws of Bancshares as the surviving corporation in the Company Merger. The directors and officers of Bancshares at the Effective Time shall be the directors and officers of Bancshares as the surviving corporation in the Company Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Each share of Bancshares common stock, $0.01 par value (“Bancshares Common Stock”), issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding from and after the Effective Time. At the Effective Time, the shares of Old Florida Common Stock (as hereinafter defined in Section 2.01) shall be converted as set forth in Section 2.

          (b)      The Articles of Incorporation and Bylaws of BOF as in effect immediately prior to the Effective Time shall remain unchanged by reason of the Bank Merger and shall be the Articles of Incorporation and Bylaws of BOF as the surviving entity in the Bank Merger. The directors and officers of BOF at the effective time of the Bank Merger shall be the directors and officers of BOF as the surviving corporation in the Bank Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. At the effective time of the Bank Merger and by virtue thereof, (i) all shares of capital stock of OFB shall be canceled and (ii) the shares of capital stock of BOF as the surviving entity in the Bank Merger, issued and outstanding immediately prior to such effective time shall continue to be issued and outstanding, and no additional shares shall be issued as a result of the Bank Merger.

1.05.  TAX CONSEQUENCES

          It is the intention of the Parties hereto that the Mergers shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Section 368 of the Code.

SECTION 2. CONVERSION OF STOCK IN THE COMPANY MERGER

2.01.  CONVERSION OF SHARES, OPTIONS AND WARRANTS

          All of the shares of Bancshares Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time and shall be unaffected by the Company Merger. The manner and basis of converting the shares of common stock, par value $0.01 per share, of Old Florida (the “Old Florida Common Stock”) upon consummation of the Company Merger shall be as follows:

          (a)      At the Effective Time, by virtue of the Company Merger and without any action on the part of a holder of shares of Old Florida Common Stock, but subject to the other provisions of this Section 2.01:

Page 3 of 44 Pages

          (1)      Each share of Old Florida Common Stock issued and outstanding immediately before the Effective Time (other than the Dissenters’ Shares as defined in Subsection 7.01[g] hereof) shall be converted into, at the election of the holder thereof and in accordance with the election and redesignation procedures set forth in this Section 2.01, the right to receive the following, without interest, either:

(A)	1.7915 shares of Bancshares Common Stock (the “Per Share Stock Consideration”); or

(B)	cash of $38.50 (the “Per Share Cash Consideration”).

          (2)      Notwithstanding any provision of this Agreement to the contrary, the aggregate amount of cash to be issued in the Company Merger to holders of Old Florida Common Stock and holders of Stock Options (as such term is hereinafter defined in Section 3.02) shall not exceed the “Aggregate Cash Consideration”, defined as $16,500,000.

          (b)      Subject to the election and redesignation procedures set forth in this Section 2.01, each holder of record of shares of Old Florida Common Stock (excluding any treasury shares, shares held by Old Florida or any of its Subsidiaries [other than in a fiduciary capacity], and Dissenters’ Shares) will be entitled to elect to receive: (i) Per Share Cash Consideration for all such shares (a “Cash Election”); (ii) Per Share Stock Consideration for all of such shares (a “Stock Election”); or (iii) Cash Consideration for a portion of such shares and Stock Consideration for the remainder of such shares (a “Combination Election”). All such elections shall be made on a form designed for that purpose prepared by Bancshares and reasonably acceptable to Old Florida (a “Form of Election”). Holders of record of shares of Old Florida Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Old Florida Common Stock held by each such Representative for a particular beneficial owner.

          (c)      Old Florida shall mail the Form of Election to all persons who are holders of Old Florida Common Stock on the record date for the shareholders meeting described in Section 5.09 of this Agreement (the “Special Meeting”), on a date that is not less than twenty (20) business days prior to the Effective Time. A Form of Election must be received by Bancshares in the manner described below no later than by the fifteenth day after the Forms of Election are first mailed to Old Florida Shareholders (the “Election Deadline”) in order to be effective. All elections will be irrevocable. Any person who becomes a holder of Old Florida Common Stock after the record date for the Special Meeting shall be bound by the consideration election of the person who held shares on such record date and if such holder did not make an election, shall be deemed to have made a Cash Election.

          (d)      Elections shall be made by holders of Old Florida Common Stock by mailing, faxing or otherwise delivering to Old Florida, in a manner acceptable to Bancshares, a Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to Old Florida. Bancshares will have the discretion to determine whether Forms of Election have been properly completed, signed and submitted and to disregard immaterial defects in Forms of Election. The decision of Bancshares in such matters shall be conclusive and binding. Bancshares will not be under any obligation to notify any person of any defect in a Form of Election.

Page 4 of 44 Pages

          (e)      A holder of Old Florida Common Stock who does not submit a Form of Election that is received by Old Florida prior to the Election Deadline shall be deemed to have made a Cash Election. If Bancshares shall determine that any purported Cash Election or Combination Election was not properly made, such purported Cash Election or Combination Election shall be deemed to be of no force and effect and the holder of shares of Old Florida Common Stock making such purported Cash Election or Combination Election shall for purposes hereof be deemed to have made a Stock Election.

          (f)      All shares of Old Florida Common Stock which are subject to a Cash Election (or a cash portion of a Combination Election) are referred to herein as “Cash Election Shares.” All shares of Old Florida Common Stock which are subject to a Stock Election (or a stock portion of a Combination Election) are referred to herein as “Stock Election Shares.” If, after the results of the Forms of Election are calculated, the number of Cash Election Shares multiplied by the Per Share Cash Consideration, plus the aggregate amount of cash to be paid pursuant to Section 2.01(j), exceeds the Aggregate Cash Consideration, Bancshares shall determine the number of Cash Election Shares which must be redesignated as Stock Election Shares in order to reduce the number of such shares so that the number of Cash Election Shares multiplied by the Per Share Cash Consideration, plus the aggregate amount of cash to be paid pursuant to Section 2.01(j), is equal to the Aggregate Cash Consideration. All such holders who have Cash Election Shares shall have such number of their Cash Election Shares redesignated as Stock Election Shares so that the Aggregate Cash Consideration is not exceeded and that each such holder shall receive an equal ratio of Per Share Cash Consideration and Per Share Stock Consideration. Bancshares shall make all computations contemplated by this Section 2.01 and all such computations shall be conclusive and binding on the holders of Old Florida Common Stock.

          (g)      After the redesignation procedure set forth in this Section 2.01 is completed, all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration. Old Florida certificates previously evidencing shares of Old Florida Common Stock shall be exchanged, as applicable, for (a) certificates evidencing the Per Share Stock Consideration, or (b) the Per Share Cash Consideration, multiplied in each case by the number of shares previously evidenced by the canceled certificate, upon the surrender of such certificates in accordance with the provisions of Section 2.02, without interest. Notwithstanding the foregoing, however, no fractional shares of Bancshares Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Subsection 2.01(i).

          (h)      Each share of Old Florida Common Stock held in the treasury of Old Florida or any Subsidiary of Old Florida (other than in a fiduciary capacity) immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          (i)      No certificates or scrip representing fractional shares of Bancshares Common Stock will be issued as a result of the Company Merger. In lieu of the issuance of fractional shares pursuant to Section 2.01 of this Agreement, cash adjustments (without interest) will be paid to the holder of Old Florida Common Stock in respect of any fraction of a share of Bancshares Common Stock that would otherwise be issuable to such holder of Old Florida Common Stock, and the amount of such cash adjustment shall be determined by multiplying the fraction of a share of Bancshares Common Stock otherwise issuable by $38.50, and no such holder shall be entitled to dividends, voting rights or any other right of stockholders in respect of any fractional share.

Page 5 of 44 Pages

          (j)      Any Stock Options (as such term is hereinafter defined in Section 3.02) that are outstanding at the Effective Time, whether or not then exercisable, shall be converted into the right to receive a cash payment equal to the difference between the per share exercise price and $38.50.

2.02.  EXCHANGE OF CERTIFICATES; DISSENTERS’ SHARES

          (a)      After the Effective Time, each holder of an outstanding certificate or certificates theretofore representing a share or shares of Old Florida Common Stock, other than Dissenters’ Shares and treasury shares, upon surrender thereof to Bancshares, together with duly executed transmittal materials provided pursuant to Subsection 2.02(b) or upon compliance by the holder or holders thereof with the procedures of Bancshares with respect to lost, stolen or destroyed certificates, shall be entitled to receive in exchange therefor any Merger Consideration (defined as the aggregate of: [i] the Aggregate Cash Consideration; [ii] the aggregate of the Per Share Stock Consideration; [iii] any cash paid in lieu of fractional shares pursuant to Subsection 2.01[i]; and [iv] any cash paid pursuant to Section 2.01[j]) payable in exchange for such shares.

          (b)      Promptly after the Effective Time, Bancshares shall send or cause to be sent to each shareholder of record of Old Florida at the Effective Time, excluding the holders, if any, of Dissenters’ Shares, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates (as hereinafter defined) shall pass, only upon proper delivery of the Certificates to Bancshares) for use in exchanging certificates of Old Florida Common Stock (the “Certificates”).

          (c)      Upon surrender to Bancshares of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor his or her portion of the Merger Consideration (in the form or forms elected by such holder subject to the redesignation provisions hereof) deliverable in respect of the shares of Old Florida Common Stock represented by such Certificate, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration deliverable upon surrender of the Certificate. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of Bancshares that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.02, each Certificate (other than Certificates representing Dissenters’ Shares) shall represent for all purposes the right to receive the corresponding portion of the Merger Consideration without any interest thereon. Payments to holders of Dissenting Shares shall be made as required by the FBCA.

          (d)      Notwithstanding anything in this Agreement to the contrary, Dissenters’ Shares shall not be converted into or be exchangeable for the right to receive the corresponding portion of the Merger Consideration provided in Section 2.01 of this Agreement, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the FBCA. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Old Florida Common Stock shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the corresponding portion of the Merger Consideration without any interest thereon.

Page 6 of 44 Pages

2.03.  CLOSING TRANSFER BOOKS

          At the Effective Time, the stock transfer books of Old Florida and OFB shall be closed and no transfer of shares of Old Florida Common Stock or OFB Common Stock shall be made thereafter. All shares of Bancshares Common Stock issued and cash payments paid upon surrender for exchange of certificates representing shares of Old Florida Common Stock in accordance with this Section 2 shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Old Florida Common Stock theretofore represented by such certificates.

SECTION 3. REPRESENTATIONS AND WARRANTIES
OF OLD FLORIDA AND OFB

          For purposes of this Section 3, the term “material adverse effect” shall mean, a condition, event, change or occurrence that is likely to have a material adverse effect upon the financial condition, results of operations, loans, securities, deposit accounts, business or properties of Old Florida and its Subsidiaries (as defined in Section 3.01, below), taken as a whole; provided, however, that in determining whether a material adverse effect has occurred there shall be excluded any effect, to the extent attributable to or resulting from: (i) any changes in the laws, regulations or interpretations of laws or regulations generally affecting the banking business, but not uniquely relating to Old Florida and its Subsidiaries (as defined in Section 3.01, below), taken as a whole; (ii) any changes in generally accepted accounting principles or regulatory accounting requirements generally affecting the banking or bank holding company businesses, but not uniquely relating to Old Florida and its Subsidiaries (as defined in Section 3.01, below), taken as a whole; (iii) changes in national or international political or social conditions including the engagement by the Untied States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iv) actions or omissions of Old Florida or any of its Subsidiaries taken with the prior written consent of Bancshares in contemplation of the transactions contemplated hereby; (v) any facts existing on the date of this Agreement as fully disclosed in the schedules of exceptions delivered by Old Florida with this Agreement; and (vi) any action taken at the specific request or direction of Bancshares. Old Florida and OFB represent and warrant to Bancshares and BOF that, except as disclosed in the schedule of exceptions delivered by Old Florida and OFB to Bancshares (the “Schedule of Exceptions”), as of the date of this Agreement and as of the Closing Date:

3.01.  SUBSIDIARIES; ORGANIZATION; QUALIFICATION

          Old Florida’s “Subsidiaries,” as such term is used in this Agreement, consists of OFB and Old Florida Capital, Inc. Old Florida is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”). OFB is a state banking corporation, duly organized, validly existing and in good standing under the laws of the State of Florida. Old Florida Capital, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Old Florida and each of its Subsidiaries has all requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted and to execute this Agreement and to consummate the transactions contemplated hereby, and is qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on such entity’s financial condition, results of operations or business.

Page 7 of 44 Pages

3.02.  CAPITAL STOCK; OTHER INTERESTS

          As of August 28, 2006, the authorized capital stock: of (i) Old Florida consists of 5,000,000 shares of Old Florida Common Stock, par value $0.01, of which 2,010,974 shares are issued and outstanding and there are no shares held as treasury stock, and 1,000,000 shares of Preferred Stock, par value $0.01, of which no shares are issued and outstanding; and (ii) OFB consists of 5,000,000 shares of common stock, $5.00 par value per share (“OFB Common Stock”), of which 1,216,595 shares are issued and outstanding and there are no shares held as treasury stock. All issued and outstanding shares of capital stock of each of Old Florida and its Subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of OFB and Old Florida Capital, Inc. are owned by Old Florida, free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances. Other than outstanding stock options and stock purchase warrants to acquire up to an aggregate of 189,337 shares of Old Florida Common Stock (collectively, “Stock Options”), none of Old Florida and its Subsidiaries has outstanding any stock options or other rights to acquire any shares of its capital stock or any security convertible into such shares, or has any obligation or commitment to issue, sell or deliver any of the foregoing or any shares of its capital stock. There are no agreements among Old Florida and Old Florida’s shareholders or by which Old Florida is bound with respect to the voting or transfer of Old Florida Common Stock or granting registration rights to any holder thereof. The outstanding capital stock of each of Old Florida and its Subsidiaries has been issued in compliance with all legal requirements and in compliance with any preemptive or similar rights. Except as set forth on Schedule 3.02 of the Schedule of Exceptions, none of Old Florida and its Subsidiaries has any Subsidiaries (other than OFB and Old Florida Capital, Inc.) or any direct or indirect ownership interest in any firm, corporation, partnership or other entity.

3.03.  CORPORATE AUTHORIZATION; NO CONFLICTS

          (a)      Subject to the approval of this Agreement by the shareholders of Old Florida and OFB, respectively, in accordance with the FBCA, FFIC and applicable federal law, all corporate acts and other proceedings required of Old Florida and OFB for the due and valid authorization, execution, delivery and performance of this Agreement and consummation of the Mergers have been validly and appropriately taken.

          (b)      Subject to their approval by the shareholders of Old Florida and OFB and to such regulatory approvals as are required by law, this Agreement constitutes the legal, valid and binding obligations of Old Florida and OFB and is enforceable against Old Florida and OFB, respectively, in accordance with the respective terms hereof and thereof, except that enforcement may be limited by: (i) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions; (ii) general equitable principles; and (iii) laws relating to the safety and soundness of insured depository institutions, and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Page 8 of 44 Pages

          (c)      Except as set forth on Schedule 3.03 of the Schedule of Exceptions, with respect to each of Old Florida and OFB, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby will: (i) violate, conflict with, or result in a breach of any provision of; (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under; (iii) result in the termination of or accelerate the performance required by; or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of its Articles of Incorporation or Bylaws or any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to or by which it or any of its assets is bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to it or any of its assets.

3.04.  FINANCIAL STATEMENTS, REPORTS AND PROXY STATEMENTS

          (a)      Old Florida has delivered to Bancshares true and complete copies of: (i) the consolidated balance sheets as of December 31, 2004 and December 31, 2005 of Old Florida and its Subsidiaries, the related consolidated statements of income, shareholders’ equity and cash flows for the respective years then ended, the related notes thereto, and the reports of its independent public accountants with respect thereto (collectively, the “Financial Statements”); (ii) the unaudited consolidated balance sheets as of June 30, 2006 and June 30, 2005 of Old Florida and its Subsidiaries, and the related unaudited statements of income and shareholders’ equity for the six-month periods then ended (collectively, the “Interim Financial Statements”); (iii) all monthly reports and financial statements of Old Florida and its Subsidiaries that were prepared for Old Florida’s or OFB’s Board of Directors since June 30, 2006; (iv) the annual report of Bank Holding Companies to the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) for the year ended December 31, 2005; (v) all call reports and consolidated and parent company only financial statements, including all amendments thereto, made to the Federal Reserve Board, the Federal Deposit Insurance Corporation (the “FDIC”) and the OFR since June 30, 2006, of Old Florida’s and its Subsidiaries required to file such reports; (vi) Old Florida’s annual report to shareholders for the year ended 2005 and all subsequent quarterly reports to shareholders, if any; and (vii) all proxy or information statements (or similar materials) disseminated to Old Florida’s shareholders or the shareholders of any of its Subsidiaries at any time since December 31, 2005.

          (b)      The Financial Statements and the Interim Financial Statements have been (and all financial statements delivered to Bancshares as required by this Agreement will be) prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) applied on a basis consistent with prior periods, and present fairly, in conformity with GAAP the financial position, results of operations, changes in shareholders’ equity and cash flows of Old Florida and its Subsidiaries as of the dates thereof and for the periods covered thereby. All call and other regulatory reports referred to above have been filed on the appropriate form and prepared in all material respects in accordance with such forms’ instructions and the applicable rules and regulations of the regulating federal and/or state agency. As of the date of the latest balance sheet forming part of the Interim Financial Statements (the “Latest Balance Sheet”), none of Old Florida and its Subsidiaries has had, nor are any of such entities’ assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, known or unknown, matured or unmatured) which is not reflected and adequately provided for in accordance with GAAP. No report, including any report filed with the FDIC, the OFR, the Federal Reserve Board, or other banking regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of Old Florida or OFB since December 31, 2004, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No report, including any report filed with the FDIC, the OFR, the Federal Reserve Board, or other banking regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of Old Florida or OFB to be filed or disseminated after the date of this Agreement, will contain any untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. The Financial Statements and the Interim Financial Statements are supported by and consistent with a general ledger and detailed trial balances of investment securities, loans and commitments, depositors’ accounts and cash balances on deposit with other institutions, copies of which have been made available to Bancshares.

Page 9 of 44 Pages

3.05.  LOAN AND INVESTMENT PORTFOLIOS

          (a)      All loans, discounts and financing leases (in which Old Florida or any of its Subsidiaries is lessor) reflected on the Latest Balance Sheet (or made after the date of the Latest Balance Sheet): (i) were, at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of its business and are the legal, valid and binding obligations of the obligors thereof; (ii) are evidenced by genuine notes, agreements or other evidences of indebtedness; and (iii) to the extent secured, have been secured, to the knowledge of Old Florida, by valid liens and security interests which have been perfected. Accurate lists of all loans, discounts and financing leases as of the date of the Latest Balance Sheet (or a more recent date), and of the investment portfolios of Old Florida and its Subsidiaries  as of such date, have been delivered to Bancshares.

          (b)      Except as specifically set forth on Schedule 3.05 of the Schedule of Exceptions, neither Old Florida nor OFB is a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end: (i) delinquent by more than 30 days in the payment of principal or interest; (ii) known by any Old Florida or any of its Subsidiaries to be otherwise in material default for more than 30 days; (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by Old Florida or any of its Subsidiaries or the FDIC, the FRB or the OFR; (iv) an obligation of any director, executive officer or 10% shareholder of Old Florida or any of its Subsidiaries who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (v) in violation of any law, regulation or rule of any governmental authority, other than those that are immaterial in amount.

3.06.  ADEQUACY OF ALLOWANCES FOR LOSSES

          Each of the allowances for losses on loans, financing leases and other real estate shown on the Latest Balance Sheet is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and there are no facts or circumstances known to Old Florida or OFB which are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor reflected in the Latest Balance Sheet. Each of the allowances for losses on loans, financing leases and other real estate reflected on the books of Old Florida or any of its Subsidiaries at all times from and after the date of the Latest Balance Sheet is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and there are no facts or circumstances known to Old Florida or OFB which are likely to require, in accordance with applicable regulatory guidelines or GAAP, a future material increase in any of such provisions for losses or a material decrease in any of the allowances therefor reflected in the Latest Balance Sheet.

3.07.  ABSENCE OF CERTAIN CHANGES OR EVENTS

          Since the date of the Latest Balance Sheet, Old Florida has not declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any shares of Old Florida’s capital stock. Since the date of the Latest Balance Sheet, there has been no event or condition of any character (whether actual or threatened, to the knowledge of Old Florida or OFB) that has had, or can reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations or business of Old Florida or its Subsidiaries taken as a whole. Except as may result from the transactions contemplated by this Agreement, no such entity has, since the date of the Latest Balance Sheet:

          (a)      except as set forth on Schedule 3.07(a) of the Schedule of Exceptions, borrowed any money or entered into any capital lease or leases; or, except in the ordinary course of business consistent with past practices: (i) lent any money or pledged any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise; (ii) mortgaged or otherwise subjected to any lien, encumbrance or other liability any of its assets; (iii) sold, assigned or transferred any of its assets in excess of $50,000.00 in the aggregate; or (iv) incurred any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute or contingent);

          (b)      suffered any material damage, destruction or loss to immovable or movable property, whether or not covered by insurance;

Page 10 of 44 Pages

          (c)      experienced any material change in asset concentrations as to customers or industries or in the nature and source of its liabilities or in the mix of interest-bearing versus noninterest bearing deposits such that any such material change would have a material adverse effect on Old Florida and its Subsidiaries taken as a whole;

          (d)      received notice or had knowledge or reason to believe that any material labor unrest exists among any of its employees or that any group, organization or union has attempted to organize any of its employees;

          (e)      received notice that one or more substantial customers have terminated or intends to terminate such customers’ relationship with it, with the result being a material adverse effect on Old Florida and its Subsidiaries taken as a whole;

          (f)      failed to operate its business in the ordinary course consistent with past practices, or failed to use reasonable efforts to preserve its business organization intact or to preserve the goodwill of its customers and others with whom it has business relations;

          (g)      incurred any material loss except for losses adequately provided for on the date of this Agreement or on the Latest Balance Sheet and expenses associated with this transaction, or waived any material right in connection with any aspect of its business, whether or not in the ordinary course of business;

          (h)     forgiven any material debt owed to it, or canceled any of its claims or paid any of its noncurrent obligations or liabilities;

          (i)      except as set forth on Schedule 3.07(i) of the Schedule of Exceptions, made any capital expenditure or capital addition or betterment in excess of $50,000.00;

          (j)      except as set forth in Schedule 3.07(j) of the Schedule of Exceptions, entered into any agreement requiring the payment, conditionally or otherwise, of any salary, bonus, extra compensation (including payments for unused vacation or sick time), pension or severance payment to any of its present or former directors, officers or employees, except such agreements as are terminable at will without any penalty or other payment by it or increased (except for increases of not more than 5% consistent with past practices) the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar payments) of any such person whose annual compensation would, following such increase, exceed $50,000.00;

          (k)      except as required in accordance with GAAP, changed any accounting practice followed or employed in preparing the Financial Statements;

          (l)      made any loan, given any discount or entered into any financing lease which has not been: (i) made, at the time and under the circumstances in which made, for good, valuable and adequate consideration in the ordinary course of business; (ii) evidenced by genuine notes, agreements or other evidences of indebtedness; and (iii) fully provided for in an amount sufficient in accordance with applicable regulatory guidelines to provide for all charge-offs reasonably anticipated in the ordinary course of business after taking into account all recoveries reasonably anticipated in the ordinary course of business;

          (m)      entered into any agreement, contract or commitment to do any of the foregoing; or

          (n)      authorized or issued any additional shares of Old Florida Common Stock, Old Florida preferred stock, OFB common stock or Old Florida Capital, Inc. common stock, other than the issuance of shares of Old Florida Common Stock pursuant to the exercise of Stock Options outstanding as of the date of this Agreement.

Page 11 of 44 Pages

3.08.  TAXES

          Each of Old Florida and its Subsidiaries has timely filed all federal, state and local income, franchise, excise, sales and use, real and personal property, employment, intangible and other tax returns, tax information returns and reports required to be filed, has paid all material taxes, interest payments and penalties as reflected therein which have become due, other than taxes which are being contested in good faith and for which adequate accruals have been made on the Latest Balance Sheet, has made adequate provision for the payment of all such taxes accruable for all periods ending on or before the date of this Agreement (and will make such accruals through the Closing Date) to any city, county, state, the United States or any other taxing authority, and is not delinquent in the payment of any material tax or material governmental charge of any nature. To Old Florida’s knowledge, the consolidated federal income tax returns of Old Florida and its Subsidiaries have never been audited by the Internal Revenue Service. No audit or examination is presently being conducted by any taxing authority nor has Old Florida or any of its Subsidiaries received written notice from any such taxing authority of its intention to conduct any investigation or audit or to commence any such proceeding; no material unpaid tax deficiencies or additional liabilities of any sort have been proposed to Old Florida or any of its Subsidiaries by any governmental representative, and no agreements for extension of time for the assessment of any tax have been entered into by or on behalf of Old Florida or any of its Subsidiaries. Each such entity has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all tax withholding provisions of applicable federal, state and local laws (including, without limitation, income, social security and employment tax withholding for all forms of compensation).

3.09.  TITLE TO ASSETS

          (a)      On the date of the Latest Balance Sheet, each of Old Florida and its Subsidiaries had and, except with respect to assets disposed of for adequate consideration in the ordinary course of business since such date, now has, good and marketable title to all real property and good and merchantable title to all other material properties and assets reflected on the Latest Balance Sheet, and has good and marketable title to all real property and good and merchantable title to all other material properties and assets acquired since the date of the Latest Balance Sheet, in each case free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for: (i) mortgages and encumbrances which secure indebtedness which is properly reflected in the Latest Balance Sheet or which secure deposits of public funds as required by law; (ii) liens for taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any of such owned properties or assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. Each of Old Florida and its Subsidiaries owns, or has valid leasehold interests in, all properties and assets used in the conduct of its business. Any real property and other material assets held under lease by any such entity are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made of and proposed to be made of such property by such entity of such property. No real property held by Old Florida or its Subsidiaries, or any real property subject to a security interest, has been identified in public records or should have been recorded or so identified as containing Hazardous Materials (as hereinafter defined).

Page 12 of 44 Pages

          (b)      With respect to each lease of any real property or personal property to which Old Florida or any of its Subsidiaries is a party (whether as lessee or lessor), except for financing leases in which Old Florida or any of its Subsidiaries is lessor: (i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid; (iii) there exists no default, or event, occurrence, condition or act, which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease; and (iv) the Mergers will not constitute a default or a cause for termination or modification of such lease.

          (c)      None of Old Florida or its Subsidiaries has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

3.10.  LEGAL MATTERS

          (a)      To the knowledge of Old Florida: (i) there is no material claim, action, suit, proceeding, arbitration or investigation pending in any court or before or by any governmental agency or instrumentality or arbitration panel or otherwise, or threatened against Old Florida or any of its Subsidiaries; nor (ii) do any facts or circumstances exist that would be likely to form the basis for any material claim against Old Florida or any of its Subsidiaries that, if adversely determined, would have a material adverse effect on Old Florida or any of its Subsidiaries, taken as whole.

          (b)      To the knowledge of Old Florida, Old Florida and each of its Subsidiaries has complied in all material respects with and is not in default in any material respect under (and has not been charged or threatened with or come under investigation with respect to any charge concerning any material violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction or decree of any court, agency or instrumentality.

          (c)      There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to Old Florida or any of its Subsidiaries as a result of examination by any bank regulatory authority, bank holding company regulatory authority or other regulatory authority.

          (d)      None of Old Florida and its Subsidiaries is subject to any written agreement, memorandum or order with or by any bank regulatory authority, bank holding company regulatory authority or other regulatory authority.

          (e)      To the knowledge of Old Florida, there is no claim, action, suit, proceeding, arbitration, or investigation, pending or threatened, in which any material claim or demand is made or threatened to be made against any officer, director, advisory director or employee of Old Florida or any of its Subsidiaries, in each case by reason of any person being or having been an officer, director, advisory director or employee of any such entity.

Page 13 of 44 Pages

3.11.  EMPLOYEE BENEFIT PLANS

          (a)      Except for the plans, policies, contracts and arrangements listed on Schedule 3.11(a) of the Schedule of Exceptions (the “Employee Benefit Plans”), none of Old Florida and its Subsidiaries sponsors, maintains or contributes to, and no such entity has at any time sponsored, maintained or contributed to, any employee benefit plan, payroll practice, severance pay arrangement, employment agreement or similar arrangement, whether or not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in which the employees of Old Florida or any of its Subsidiaries participate or under which the employees of Old Florida or any of its Subsidiaries are entitled to compensation or benefits. Each of the Employee Benefit Plans has been maintained and administered in all material respects in compliance with its terms, the applicable provisions of ERISA and all other applicable laws, and, where applicable, the provisions of the Code. No Employee Benefit Plan, including any “party in interest” or “disqualified person” with respect thereto, has engaged in a nonexempt prohibited transaction under Section 4975 of the Code or Section 502(i) of ERISA. There is no claim relating to any of the Employee Benefit Plans pending or threatened, nor are there any facts or circumstances existing that could reasonably be expected to lead to (other than routine filings such as qualification determination filings), proceedings before, or administrative actions by, any governmental agency. There are no actions, suits or claims pending or threatened (including, without limitation, breach of fiduciary duty actions, but excluding routine uncontested claims for benefits) against any of the Employee Benefit Plans or the assets thereof. Each of Old Florida and its Subsidiaries has complied in all material respects with the applicable reporting and disclosure requirements of ERISA and the Code. None of the Employee Benefit Plans is a multi-employer plan within the meaning of Section 3(37) of ERISA. A favorable determination letter has been issued by the Internal Revenue Service with respect to each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code and the Internal Revenue Service has taken no action to revoke any such letter and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification. None of Old Florida and its Subsidiaries has sponsored, maintained or made contributions to any plan, fund or arrangement subject to Title IV of ERISA or the requirements of Section 412 of the Code or providing for medical benefits, insurance coverage or other similar benefits for any period extending beyond the termination of employment, except as may be required under the “COBRA” provisions of ERISA and the Code or under similar requirements of state law.

          (b)      True and complete copies of all Employee Benefit Plans (including all amendments and modifications thereof), together with copies of any tax determination letters, trust agreements, summary plan descriptions, insurance contracts, investment management agreements and the three most recent annual reports on form series 5500, if applicable, with respect to such plan or arrangement have been delivered to Bancshares with the Schedule of Exceptions. No such Employee Benefit Plan or other plan constitutes a defined benefit pension plan or has any “accumulated funding deficiency” within the meaning of the Code.

          (c)      All group health plans of Old Florida or its Subsidiaries to which Section 4980B(f) of the Code or Section 601 of ERISA applies are in compliance in all material respects with continuation coverage requirements of Section 4980B(f) of the Code and Section 601 of ERISA and any prior violations of such sections have been cured prior to the date hereof, and all such group health plans are in compliance in all material respects with the notice, certification and design requirements imposed under Section 701 et seq. (Health Insurance Portability and Accountability Act of 1996) of ERISA.

Page 14 of 44 Pages

          (d)      With respect to each Employee Benefit Plan previously or currently sponsored or maintained by Old Florida or any of its Subsidiaries, or to which Old Florida or one of its Subsidiaries previously made or is currently making contributions, which is ongoing or has been terminated by Old Florida or any of its Subsidiaries, no event has occurred and no condition exists that would subject Old Florida or any of its Subsidiaries, Bancshares or BOF to any tax, penalty, fine or other liability as a result of the sponsorship, contribution to or maintenance of such Employee Benefit Plan.

          (e)      No payment or benefit made, to be made or due to any participant under the Employee Benefit Plans, or other arrangement on account of the transactions contemplated hereunder, will be deemed to constitute an “excess parachute payment” within the meaning of Code Section 280G and the regulations promulgated thereunder unless such payment receives shareholder approval as required by the Code.

          (f)      Each grant, award or other form of incentive relating to shares of Old Florida Common Stock made under the Employee Benefit Plans was granted or awarded in compliance with all applicable laws, including Federal and state securities laws.

3.12.  INSURANCE POLICIES

          Each of Old Florida and its Subsidiaries maintains in full force and effect insurance policies and bonds in such amounts and against such liabilities and hazards as are considered by it to be adequate. An accurate list of all such insurance policies is attached as Schedule 3.12 to the Schedule of Exceptions. None of Old Florida and its Subsidiaries is now liable for, nor has any such entity received notice of, any material retroactive premium adjustment. All policies are valid and enforceable and in full force and effect, and none of Old Florida and its Subsidiaries have received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, none of Old Florida and it Subsidiaries has been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such polices), and none of Old Florida and its Subsidiaries has any reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.

3.13.  AGREEMENTS

          (a)      Except as set forth in Schedule 3.13(a) of the Schedule of Exceptions, none of Old Florida and its Subsidiaries is a party to:

                     (i)         any collective bargaining agreement;

                     (ii)       any employment or other agreement or contract with or commitment to any employee other than the Employee Benefit Plans;

                     (iii)      any obligation of guaranty or indemnification, except such indemnification of officers, directors, employees and agents of Old Florida or any of its Subsidiaries as on the date of this Agreement may be provided in their respective Articles of Incorporation and Bylaws (and no indemnification of any such officer, director, employee or agent has been authorized, granted or awarded), except if entered into in the ordinary course of business with respect to customers of Old Florida or any of its Subsidiaries, letters of credit, guaranties of endorsements and guaranties of signatures;

Page 15 of 44 Pages

                     (iv)       any agreement, contract or commitment which is or if performed will be materially adverse to the financial condition, results of operations or business of Old Florida or any of its Subsidiaries;

                     (v)        any agreement, contract or commitment containing any covenant limiting the freedom of any of Old Florida and its Subsidiaries: (x) to engage in any line of business permitted by regulatory authorities, (y) to compete with any person in a line of business permitted by applicable regulatory guidelines to be engaged in by bank holding companies or Florida state banks, or Old Florida or any of its Subsidiaries, or (z) to fulfill any of its requirements or needs for services or products (including, for example, contracts with vendors to supply customers with credit insurance); or

                     (vi)       any written agreement, memorandum, letter, order or decree, formal or informal, with any federal or state regulatory agency, nor has any of Old Florida and its Subsidiaries been advised by any regulatory agency that it is considering issuing or requesting any such written agreement, memorandum, letter, order or decree.

          (b)      Schedule 3.13(b) of the Schedule of Exceptions contains a list of each agreement, contract or commitment (except those entered into in the ordinary course of business with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar banking activities and equipment maintenance agreements that are not material) to which Old Florida or any of its Subsidiaries is a party or which affects any such entity. To Old Florida’s knowledge, neither it nor any of its Subsidiaries has in any material respect breached, nor is there any pending or threatened claim that it has materially breached, any of the terms or conditions of any of such agreements, contracts or commitments or of any material agreement, contract or commitment that it enters into after the date of this Agreement. None of Old Florida and its Subsidiaries is in violation of any written agreement, memorandum, letter, order or decree, formal or informal, with any federal or state regulatory agency.

3.14.  LICENSES, FRANCHISES AND GOVERNMENTAL AUTHORIZATIONS

          Each of Old Florida and its Subsidiaries possesses all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of its business without interference or interruption. The deposits of OFB are insured by the FDIC to the extent provided by applicable law, and there are no pending or threatened proceedings to revoke or modify that insurance or for relief under 12 U.S.C. Section 1818.

3.15.  CORPORATE DOCUMENTS

          Old Florida has delivered to Bancshares, with respect to Old Florida and its Subsidiaries, true and correct copies of its Articles of Incorporation and its Bylaws, all as amended and currently in effect. All of the foregoing and all of the corporate minutes and stock transfer records of each of Old Florida and its Subsidiaries have been made available to Bancshares and are current, complete and correct in all material respects.

Page 16 of 44 Pages

3.16.  CERTAIN TRANSACTIONS

          No past or present director, executive officer or five percent or greater shareholder of any Old Florida or any of its Subsidiaries has, since December 31, 2004, engaged in any transaction or series of transactions which, if such entity had been subject to Section 14(a) of the Securities Exchange Act of 1934 (“Exchange Act”), would be required to be disclosed pursuant to Item 404 of Regulation S-B of the Rules and Regulations of the Securities and Exchange Commission (“SEC”).

3.17.  BROKER’S OR FINDER’S FEES

          Except for Hovde Financial, LLC (“Hovde”), whose fees and right to reimbursement of expenses are as disclosed pursuant to a contract dated January 6, 2006 (a copy of which has been provided to Bancshares) (the “Hovde Agreement”), no agent, broker, investment banker, investment or financial advisor or other person acting on behalf of any of Old Florida or its Subsidiaries is entitled to any commission, broker’s or finder’s fee from any of the Parties hereto in connection with any of the transactions contemplated by this Agreement.

3.18.  ENVIRONMENTAL MATTERS

          (a) (i)    Each of Old Florida and its Subsidiaries has obtained all material permits, licenses and other authorizations that are required to be obtained by it under any applicable Environmental Law Requirements (as hereinafter defined) in connection with the operation of its businesses and ownership of its properties (collectively, the “Subject Properties”), including without limitation, to the knowledge of Old Florida, properties acquired by foreclosure or in settlement of loans;

                (ii)    Each of Old Florida and its Subsidiaries is in compliance with all terms and conditions of such permits, licenses and authorizations and with all applicable Environmental Law Requirements, except for such noncompliance as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of Old Florida and its Subsidiaries, taken as a whole;

                (iii)   To Old Florida’s knowledge, there are no past or present events, conditions, circumstances, activities or plans by any of Old Florida and its Subsidiaries related in any manner to any of Old Florida and its Subsidiaries or the Subject Properties that did or would violate or prevent compliance or continued compliance with any of the Environmental Law Requirements, or give rise to any Environmental Liability, as hereinafter defined, except for such as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of Old Florida and its Subsidiaries, taken as a whole;

                (iv)   To Old Florida’s knowledge, there is no civil, criminal or administrative action, suit, demand, claim, order, judgment, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or threatened by any person against any of Old Florida and its Subsidiaries, or any prior owner of any of the Subject Properties which relates to the Subject Properties and relates in any way to any Environmental Law Requirement or seeks to impose any Environmental Liability; and

Page 17 of 44 Pages

                (v)  To Old Florida’s knowledge, none of Old Florida and its Subsidiaries is subject to or responsible for any material Environmental Liability which is not set forth and adequately provided for on the Latest Balance Sheet.

          (b)      “Environmental Law Requirement” means all applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments and orders relating to the protection of human health or the environment, including without limitation: (i) all requirements, including but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes, whether solid, liquid, or gaseous in nature; (ii) all requirements pertaining to protection of the health and safety of employees or the public; and (iii) all requirements pertaining to the: (1) drilling, production, and abandonment of oil and gas wells; (2) the transportation of produced oil and gas; and (3) the remediation of sites related to that drilling, production or transportation.

          (c)      “Hazardous Materials” shall mean: (i) any “hazardous substance” as defined by either the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601, et seq.) (“CERCLA”) as amended from time to time, or regulations promulgated thereunder; (ii) asbestos; (iii) polychlorinated biphenyls; (iv) any “regulated substance” as defined by 40 C.F.R. Section 280.12 or the FL Ad. Code, Title 62, Chapter 62-761 and Sec. 62-761.200; (v) any naturally occurring radioactive material (“NORM”), as defined by applicable federal or state laws or regulations as amended from time to time, irrespective of whether the NORM is located in Florida or another jurisdiction; (vi) any nonhazardous oilfield wastes (“NOW”) defined under applicable federal or state laws or regulations, irrespective of whether those wastes are located in Florida or another jurisdiction; (vii) any substance the presence of which on the Subject Properties is prohibited by any lawful rules and regulations of legally constituted authorities from time to time in force and effect relating to the Subject Properties; and (viii) any other substance which by any such rule or regulation requires special handling in its collection, storage, treatment or disposal.

          (d)      “Environmental Liability” shall mean: (i) any liability or obligation arising under any Environmental Law Requirement; or (ii) any liability or obligation under any other theory of law or equity (including without limitation any liability for personal injury, property damage or remediation) that results from, or is based upon or related to, the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material, pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

          (e)      There is currently no contamination of the Subject Properties by stachybotrys chartarum mold or other mold presenting a hazard to human health, and Old Florida has no knowledge of any event or condition that could result in such contamination of the Subject Properties in the future.

Page 18 of 44 Pages

3.19.  COMPLIANCE WITH LAWS

          Each of Old Florida and its Subsidiaries is in compliance in all material respects with all applicable laws, rules, regulations, orders, writs, judgments and decrees. There are no governmental investigations pending or, to Old Florida’s knowledge, threatened against any of Old Florida and its Subsidiaries. There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any of Old Florida and its Subsidiaries as a result of examination by any bank regulatory authority, bank holding company regulatory authority or other regulatory authority, except those cited in examination reports previously submitted to, and reviewed by, Bancshares.

3.20.  INTELLECTUAL PROPERTY

          (a)      Schedule 3.20 of the Schedule of Exceptions sets forth a complete list of all patents, trademarks, trade names, trade secrets, copyrights, processes, service marks, royalty rights or design rights owned, used or licensed (as licensor or licensee) by any of Old Florida and its Subsidiaries in the operation of its business and all applications therefor and registrations thereof, whether foreign or domestic, owned or controlled by any such entity (the “Intellectual Property”), and, in the case of any such rights that are so owned, the jurisdiction in which such rights or applications have been registered, filed or issued, and, in the case of any such rights that are not so owned, the agreements under which such rights arise. Each of Old Florida and its Subsidiaries is the sole and exclusive owner of the Intellectual Property listed on Schedule 3.20 of the Schedule of Exceptions as being owned by it, with the sole and exclusive right, except to the extent indicated therein, to use and license such property. No claim has been asserted or threatened seeking cancellation or concurrent use of any registered trademark, tradename or service mark listed on Schedule 3.20 of the Schedule of Exceptions.

          (b)      There are no claims, demands or suits pending or threatened against any of Old Florida and its Subsidiaries claiming an infringement by any such entity of any patents, copyrights, processes, licenses, trademarks, service marks or trade names of others in connection with their business; none of the Intellectual Property or, as the case may be, the rights granted to such entity in respect thereof, infringes on the rights of any person or is being infringed upon by any person, and none is subject to any outstanding order, decree, judgment, stipulation, injunction, restriction or agreement restricting the scope of their use by any such entity.

3.21.  COMMUNITY REINVESTMENT ACT

          OFB has complied in all material respects with the provisions of the Community Reinvestment Act (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory,” has received no material criticism from regulators with respect to discriminatory lending practices, and has no knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

3.22.  LOANS TO EXECUTIVES; INTERNAL CONTROLS

          Other than disclosed on Schedule 3.22 of the Schedule of Exceptions, none of Old Florida and its Subsidiaries, directly or indirectly, including through OFB or any other Subsidiary, extended or maintained credit, arranged for the extension of credit, or renewed any extension of credit, in the form of a personal loan to or for any director or executive officer (or an equivalent thereof). Old Florida and OFB have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

Page 19 of 44 Pages

3.23.  ACCURACY OF STATEMENTS

          No warranty or representation made or to be made by any of Old Florida and its Subsidiaries in this Agreement or in any document furnished or to be furnished by any of Old Florida and its Subsidiaries pursuant to this Agreement contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement (as defined in Section 5.14 hereof) and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BANCSHARES AND BOF

          For purposes of this Section 4, the term “material adverse effect” shall mean, a condition, event, change or occurrence that is likely to have a material adverse effect upon the financial condition, results of operations, loans, securities, deposit accounts, business or properties of Bancshares; provided, however, that in determining whether a material adverse effect has occurred there shall be excluded any effect, to the extent attributable to or resulting from: (i) any changes in the laws, regulations or interpretations of laws or regulations generally affecting the banking business, but not uniquely relating to Bancshares; (ii) any changes in generally accepted accounting principles or regulatory accounting requirements generally affecting the banking or bank holding company businesses, but not uniquely relating to Bancshares; (iii) changes in national or international political or social conditions including the engagement by the Untied States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iv) actions or omissions of Bancshares taken with the prior written consent of Old Florida in contemplation of the transactions contemplated hereby; and (v) any facts existing on the date of this Agreement as fully disclosed in the schedules of exceptions delivered by Bancshares with this Agreement. Bancshares and BOF represent and warrant to Old Florida and OFB that as of the date of this Agreement and as of the Closing Date:

4.01.  SUBSIDIARIES; ORGANIZATION; QUALIFICATION.

          Bancshares’ “Subsidiaries,” as such term is used in this Agreement, consists of BOF, Bank of Florida – Southeast, Bank of Florida – Tampa Bay and Bank of Florida Trust Company. Bancshares is a corporation duly organized and validly existing under the laws of the State of Florida and is a bank holding company within the meaning of Bank Holding Company Act of 1956, as amended. BOF is a state banking corporation duly organized and validly existing and in good standing under the laws of the State of Florida. Each of Bancshares and BOF have all requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted and to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and is qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on the financial condition, results of operations or business of Bancshares and its Subsidiaries, taken as a whole.

Page 20 of 44 Pages

4.02.  CAPITAL STOCK

          As of the date of this Agreement, the authorized capital stock of Bancshares consists of 20,000,000 shares of Bancshares Common Stock and 1,000,000 shares of preferred stock. As of July 31, 2006, 8,871,444 shares of Bancshares Common Stock were issued and outstanding, no shares of Bancshares’ preferred stock were issued and outstanding, and no shares were held in its treasury. All issued and outstanding shares of capital stock of Bancshares and BOF have been duly authorized and are validly issued, fully paid and nonassessable. The outstanding capital stock of Bancshares and BOF has been issued in compliance with all legal requirements and any preemptive or similar rights. Bancshares owns all of the issued and outstanding shares of capital stock of BOF free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances.

4.03.  CORPORATE AUTHORIZATION; NO CONFLICTS

          Subject to the approval of this Agreement or the issuance of Bancshares Common Stock in connection with the Company Merger by the shareholders of BOF and Bancshares, respectively, in accordance with the FBCA, FFIC and applicable federal law, all corporate acts and other proceedings required of Bancshares and BOF for the due and valid authorization, execution, delivery and performance of this Agreement and consummation of the Mergers have been validly and appropriately taken. Subject to such regulatory approvals as are required by law, this Agreement is the legal, valid and binding obligations of Bancshares and BOF as the case may be, and are enforceable against them in accordance with the respective terms of such agreements, except that enforcement may be limited by: (i) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions; (ii) general equitable principles; and (iii) laws relating to the safety and soundness of insured depository institutions, and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          With respect to each of Bancshares and BOF, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby will: (i) violate, conflict with, or result in a breach of any provision of; (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under; (iii) result in the termination of or accelerate the performance required by; or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of its Articles of Incorporation or its Bylaws (or comparable documents) or any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to or by which it or any of its assets is bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to it or any of its assets.

Page 21 of 44 Pages

4.04.  FINANCIAL STATEMENTS; REPORTS AND PROXY STATEMENTS

          (a)      Bancshares has delivered to Old Florida true and complete copies of the: (i) consolidated balance sheets as of December 31, 2004 and December 31, 2005 of Bancshares and its Subsidiaries, the related consolidated statements of income, changes in shareholders’ equity and cash flows for the respective years then ended, the related notes thereto, and the report of its independent public accountants with respect thereto, as presented in Bancshares’ Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC (collectively, the “Bancshares Financial Statements”); and (ii) the unaudited consolidated balance sheet as of June 30, 2006 of Bancshares and its Subsidiaries and the related unaudited statements of income and cash flows for the six-month period then ended, as presented in Bancshares’ quarterly report on Form 10-Q for the quarter then ended filed with the SEC (the “Bancshares Interim Financial Statements”).

          (b)      The Bancshares Financial Statements and the Bancshares Interim Financial Statements have been (and all financial statements delivered by Bancshares to Old Florida as required by this Agreement will be) prepared in conformity with GAAP applied on a basis consistent with prior periods, and present fairly, in conformity with GAAP, the consolidated results of operations of Bancshares and its Subsidiaries for the respective periods covered thereby and the consolidated financial condition of Bancshares and its Subsidiaries as of the respective dates thereof. All call and other regulatory reports have been filed on the appropriate form and prepared in all material respects in accordance with such forms’ instructions and the applicable rules and regulations of the regulating federal agency. As of the date of the latest balance sheet forming part of the Bancshares Interim Financial Statements (the “Bancshares Latest Balance Sheet”), none of Bancshares and its Subsidiaries has had, nor are any of such entity’ assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, matured or unmatured), which is not reflected and adequately provided for in accordance with GAAP.

4.05.  LEGALITY OF BANCSHARES SECURITIES

          All shares of Bancshares Common Stock to be issued pursuant to the Company Merger have been duly authorized and, when issued pursuant to this Agreement, will be validly and legally issued, fully paid and nonassessable, and will be, at the time of their delivery, free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances and any preemptive or similar rights.

4.06.  SEC REPORTS

          Bancshares has previously delivered to Old Florida an accurate and complete copy of the following Bancshares reports filed with the SEC pursuant to the Exchange Act: (a) annual reports on Form 10-K for the years ended December 31, 2004 and 2005; (b) quarterly reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006; and (c) proxy statements for the years 2005 and 2006; as of their respective dates, no such report or communication contained (and all such reports and communications delivered by Bancshares to Old Florida as required by this Agreement will not contain) any untrue statement of a material fact or omitted (or will omit) to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Bancshares has timely filed all reports and other documents required to be filed by it under the Securities Act of 1933 (“Securities Act”) and the Exchange Act.

Page 22 of 44 Pages

4.07.  ABSENCE OF CERTAIN CHANGES OR EVENTS.

          Since the date of Bancshares’ quarterly report on Form 10-Q for the quarter ended June 30, 2006, there has been no event or condition of any character (whether actual or threatened) that has had, or can reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations or business of Bancshares and its Subsidiaries taken as a whole.

4.08.  LEGAL MATTERS

          (a)      There are no material actions, suits, proceedings, arbitrations or investigations pending or, to Bancshares’ knowledge threatened, against any of Bancshares and its Subsidiaries which would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K of the SEC’s Rules and Regulations that are not so disclosed.

          (b)      To Bancshares’ knowledge, there are no material uncured violations of federal banking laws (and as of the date of this Agreement, there are no pending or threatened claims of such violations) or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any of Bancshares and its Subsidiaries as a result of examination by any bank or bank holding company regulatory authority.

          (c)      None of Bancshares and its Subsidiaries is subject to any written agreement, memorandum or order or decree with or by any bank or bank holding company regulatory authority, nor has any of Bancshares and its Subsidiaries been advised by any regulatory agency that it is considering issuing or requesting any such written agreement, memorandum, letter, order or decree.

4.09.  COMMUNITY REINVESTMENT ACT

          BOF has complied in all material respects with the provisions of the CRA and the rules and regulations thereunder, has CRA ratings of not less than “satisfactory,” and has received no material criticism from regulators with respect to discriminatory lending practices, and has no knowledge of any conditions or circumstances that are likely to result in CRA ratings of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

4.10.  ACCURACY OF STATEMENTS

          No warranty or representation made or to be made by any of Bancshares and its Subsidiaries in this Agreement or in any document furnished or to be furnished by any of Bancshares and its Subsidiaries pursuant to this Agreement contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

Page 23 of 44 Pages

4.11.  PRO FORMA CAPITAL REQUIREMENTS.

          Bancshares and BOF are, and on a pro forma basis giving effect for the Mergers and any capital infusion contemplated by Bancshares, will be: (i) “well capitalized,” as defined by the regulations of Bancshares’ and BOF’s respective federal regulators; and (ii) in compliance with all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Bancshares or BOF, including without limitation, any such higher requirement, standard, or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches. Furthermore, no such regulator has indicated that it will condition any regulatory approval upon an increase in Bancshares’ capital or compliance with any additional capital requirement, standard or ratio that Bancshares is unwilling to accept as a condition of such approval.

SECTION 5. COVENANTS AND CONDUCT OF PARTIES
PRIOR TO THE EFFECTIVE DATE

          The Parties further covenant and agree as follows:

5.01.  INVESTIGATIONS; PLANNING

          Each of Old Florida and its Subsidiaries shall continue to provide to Bancshares and BOF and to their authorized representatives full access during all reasonable times to its premises, properties, books and records (including, without limitation, all corporate minutes and stock transfer records), and to furnish Bancshares and BOF and such representatives with such financial and operating data and other information of any kind respecting its business and properties as Bancshares and BOF shall from time to time reasonably request. Any investigation shall be conducted in a manner that does not unreasonably interfere with the operation of the business of Old Florida and its Subsidiaries. Each of Old Florida and its Subsidiaries agrees to cooperate with Bancshares and BOF in connection with planning for the efficient and orderly combination of the Parties and the operation of Bancshares and BOF after consummation of the Mergers. In the event of termination of this Agreement prior to the Effective Date, Bancshares and BOF shall, except to any extent necessary to assert any rights under this Agreement return, without retaining copies thereof, or destroy (and certify to same under penalty of perjury) all confidential or nonpublic documents, work papers and other materials obtained from Old Florida or its Subsidiaries in connection with the transactions contemplated hereby and shall keep such information confidential, not disclose such information to any other person or entity except as may be required by legal process, and not use such information in connection with its business, and shall cause all of its employees, agents and representatives to keep such information confidential and not to disclose such information or to use it in connection with its business, in each case unless and until such information shall come into the public domain through no fault of Bancshares or BOF. Bancshares and BOF shall continue to provide Old Florida’s executive officers with access to Bancshares’ and BOF’s respective executive officers, during normal business hours and upon reasonable notice, to discuss the business and affairs of Bancshares and BOF to the extent customary in transactions of the nature contemplated by this Agreement.

Page 24 of 44 Pages

5.02.  COOPERATION AND COMMERCIALLY REASONABLE EFFORTS

          Each of the Parties hereto will cooperate with the other Parties and use all commercially reasonable efforts to: (i) procure all necessary consents and approvals of third parties; (ii) complete all necessary filings, registrations, applications, schedules and certificates; (iii) satisfy all requirements prescribed by law for, and all conditions set forth in this Agreement to, the consummation of the Mergers and the transactions contemplated hereby; and (iv) effect the transactions contemplated by this at the earliest practicable date. Old Florida and OFB shall provide Bancshares and BOF full and complete access to all their third party vendors and shall consult Bancshares and BOF prior to negotiating new third party vendor agreements or amendments to or modifications of existing third party agreements.

5.03.  INFORMATION FOR, AND PREPARATION OF, REGISTRATION
          STATEMENT AND PROXY STATEMENT

          Each of the Parties hereto will cooperate in the preparation of the Registration Statement referred to in Section 5.14 and a proxy statement of Old Florida and Bancshares (the “Proxy Statement”) which complies with the requirements of the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder and other applicable federal and state laws, for the purpose of submitting this Agreement and the transactions contemplated hereby to Old Florida’s and Bancshares’ shareholders for approval. Each of the Parties will as promptly as practicable after the date hereof furnish all such data and information relating to it and its Subsidiaries as any of the other Parties may reasonably request for the purpose of including such data and information in the Registration Statement and the Proxy Statement.

5.04.  BANCSHARES’ CONDUCT OF BUSINESS

          From the date hereof through the Closing, without the prior written consent of the Chief Executive Officer of Old Florida or his duly authorized designee, Bancshares shall not take or cause to be taken any action that would disqualify either of the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Bancshares and its Subsidiaries shall not commit any act that is intended or reasonably may be expected to result in any of the representations and warranties of Bancshares or BOF set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Mergers set forth in Section 6 not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law.

5.05.  PRESS RELEASES

          Bancshares and Old Florida will cooperate with each other in the preparation of any press releases announcing the execution of this Agreement or the consummation of the transactions contemplated hereby. Without the prior written consent of the Chief Executive Officer of the other Party, none of Old Florida and its Subsidiaries or Bancshares and its Subsidiaries will issue any press release or other written statement for general circulation relating to the transactions contemplated hereby, except as may otherwise be required by law in the reasonable judgment of the disclosing Party and, if practical, prior notice of such release is provided to the other Parties. Nothing in this Section 5.05 shall require Bancshares to obtain Old Florida’s or OFB’s consent to make a non-material reference to this Agreement or the transactions contemplated thereby in a press release primarily concerning other matters, such as quarterly results of operations.

Page 25 of 44 Pages

5.06.  PRESERVATION OF BUSINESS

          Each of Old Florida and its Subsidiaries will use its best efforts to preserve the possession and control of all of its assets other than those consumed or disposed of for value in the ordinary course of business to preserve the goodwill of customers and others having business relations with it and to do nothing knowingly to impair its ability to keep and preserve its business as it exists on the date of this Agreement.

5.07.  CONDUCT OF BUSINESS IN THE ORDINARY COURSE

          Each of Old Florida and its Subsidiaries shall conduct its business only in the ordinary course consistent with past practices, and shall not, without the prior written consent of the Chief Executive Officer of Bancshares or his duly authorized designee:

          (a)      declare, set aside, or pay any dividend, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase, or otherwise acquire, any shares of its capital stock or authorize the creation or issuance of or issue any additional shares of its capital stock or any securities or obligations convertible into or exchangeable for its capital stock other than in connection with the issuance of shares of Old Florida Common Stock pursuant to the exercise of Stock Options outstanding as of the date of this Agreement to purchase Old Florida Common Stock.

          (b)      amend its Articles of Incorporation or Bylaws or adopt or amend any resolution or agreement concerning indemnification of its directors or officers;

          (c)      enter into or modify any agreement so as to require the payment, conditionally or otherwise, of any salary, bonus, extra compensation (including payments for unused vacation or sick time), pension or severance payment to any of its present or former directors, officers or employees except such agreements as are terminable at will without any penalty or other payment by it, or increase the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar benefits and payments) of any such person in any manner inconsistent with its past practices;

          (d)      except in the ordinary course of business consistent with past practices, place or suffer to exist on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrance, except those of the character described in clauses (i) through (iv) of Subsection 3.09(a) hereof, or cancel any material indebtedness owing to it or any claims which it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

          (e)      acquire another business or merge or consolidate with another entity, or sell or otherwise dispose of a material part of its assets or, except in the ordinary course of business consistent with past practices;

          (f)      commit any act that is intended or reasonably may be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Mergers set forth in Section 6 not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

Page 26 of 44 Pages

          (g)      commit or fail to take any act which act or omission is intended or reasonably may be expected to result in a material breach or violation of any applicable law, statute, rule, governmental regulation or order;

          (h)      fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;

          (i)      fail to pay, or to make adequate provision in all material respects for the payment of, all taxes, interest payments and penalties due and payable (for all periods up to the Effective Date, including that portion of its fiscal year to and including the Effective Date) to any city, county, state, the United States or any other taxing authority, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established;

          (j)      dispose of investment securities in amounts or in a manner inconsistent with past practices; or make investments in noninvestment grade securities or which are inconsistent with past investment practices;

          (k)      enter into any new line of banking or nonbanking business in which it is not actively engaged as of the date of this Agreement;

          (l)      charge off (except as may otherwise be required by law or by regulatory authorities or by GAAP consistently applied) or sell (except in the ordinary course of business consistent with past practices) any of its portfolio of loans, discounts or financing leases, or sell any asset held as other real estate or other foreclosed assets for an amount materially less than 100% of its book value at the date of the Latest Balance Sheet;

          (m)     make any extension of credit which, when added to all other extensions of credit to a borrower and its affiliates, would exceed any of Old Florida and its Subsidiaries’ applicable regulatory lending limits;

          (n)      take or cause to be taken any action that would disqualify either of the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code; or

          (o)      agree or commit to do any of the foregoing.

5.08.  ADDITIONAL INFORMATION.

          Old Florida will provide Bancshares with prompt written notice of any material adverse change in the financial condition, results of operations, business or prospects of any of Old Florida and its Subsidiaries, or any material action taken or proposed to be taken by any regulatory agency. Old Florida will provide Bancshares and Bancshares will provide Old Florida with: (i) prompt written notice of any material breach by any of such Party’s Subsidiaries of any of its warranties, representations or covenants in this Agreement; (ii) as soon as they become available, as to Old Florida and OFB, true and complete copies of any financial statements, reports and other documents of the type referred to in Section 3.04, and quarterly unaudited consolidated balance sheets of Old Florida and its Subsidiaries, and the related unaudited statements of income, shareholders’ equity and cash flows for the periods then ended, with respect to Old Florida and its Subsidiaries; and, as to Bancshares, true and complete copies of financial statements, reports and other documents of the type referred to in Sections 4.04 and 4.06, with respect to Bancshares and its Subsidiaries; (iii) promptly upon its dissemination, any report disseminated to their respective shareholders. Old Florida shall make available for inspection by Bancshares at Old Florida’s executive offices true and complete copies of any examination reports issued by any bank regulatory authority or any bank holding company regulatory authority.

Page 27 of 44 Pages

5.09.  SHAREHOLDER APPROVAL

          Bancshares’ and Old Florida’s Boards of Directors shall submit this Agreement to, or seek approval to issue Bancshares Common Stock in connection therewith from, their respective shareholders for approval in accordance with applicable law, together with their respective recommendations that such approvals be given, at respective special meetings of the shareholders of Bancshares and of Old Florida duly called and convened for that purpose as soon as practicable after the effective date of the Registration Statement. Old Florida, as the sole shareholder of OFB, and Bancshares as the sole shareholder of BOF, shall each take all action to effect shareholder approval of this Agreement. The foregoing obligations of Old Florida and its Board of Directors specified in this Section 5.09 are subject to the proviso in the last sentence of Section 5.12.

5.10.  DIRECTORS’ AND EXECUTIVE OFFICERS’ AGREEMENTS

          (a)      Old Florida shall obtain and deliver to Bancshares, within one week of the execution of this Agreement, a written agreement in the form attached as Exhibit 5.10(a) hereto from each person who is a director or executive officer of Old Florida or OFB to the effect that such person: (i) has not disposed of any Old Florida Common Stock; (ii) will not dispose of any Old Florida Common Stock unless the transferee agrees to be bound by such written agreement; (iii) will not dispose of any Bancshares Common Stock received pursuant to the Merger in violation of Rule 145 of the Securities Act or the rules and regulations of the SEC thereunder or in a manner that would disqualify the transactions contemplated hereby tax-free reorganization treatment and; (iv) to vote in favor of this Agreement and the Mergers all shares registered in their name individually or as to which they otherwise have sole voting power, and to use their best efforts, subject to any fiduciary duty they may have, to cause all shares as to which they share voting power with others to be voted in favor of this Agreement and the Merger. The foregoing obligations of Old Florida and of Old Florida’s and OFB’s directors and executive officers shall be terminated upon both: (i) the withdrawal of Old Florida’ Board of Directors’ recommendation that Old Florida’s shareholders approve this Agreement and the Mergers as contemplated by Section 5.12; and (ii) the payment of the fee contemplated by Section 7.03.

          (b)      Bancshares shall obtain and deliver to Old Florida, within one week of the execution of this Agreement, a written agreement in the form attached as Exhibit 5.10(b) hereto from each person who is a director or executive officer of Bancshares or BOF to the effect that such person to vote in favor of authorizing the issuance of shares of Bancshares Common Stock as consideration in the Company Merger all shares registered in their name individually or as to which they otherwise have sole voting power, and to use their best efforts, subject to any fiduciary duty they may have, to cause all shares as to which they share voting power with others to be voted in favor of authorizing the issuance of shares of Bancshares Common Stock as consideration in the Company Merger

Page 28 of 44 Pages

5.11.  LOAN POLICY

          From the date hereof through the Effective Time, none of Old Florida and its Subsidiaries will make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies, a true and correct copy of which loan policies has been provided to Bancshares; provided that this covenant shall not prohibit OFB from extending or renewing credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of loans currently in its loan portfolio. Concurrent with the execution of this Agreement, Old Florida shall provide Bancshares a calendar of any Board or committee meetings of OFB at which the Board or any committee will vote on proposed new or renewal loans or investments. Old Florida and OFB will allow a representative of Bancshares or BOF to be present at all such meetings for informational purposes only and such representative shall not take part in discussions or voting on any matters presented at such meetings.

5.12.  NO SOLICITATIONS

          Prior to the Effective Time or until the termination of this Agreement, no director, employee or agent of Old Florida or any of its Subsidiaries shall, without the prior approval of Bancshares, directly or indirectly, solicit or initiate inquiries or proposals with respect to, or, except to the extent determined by the Board of Directors of Old Florida in good faith, after consultation with its financial advisors and its legal counsel, to be required to discharge properly the directors’ fiduciary duties to Old Florida or any of its Subsidiaries and its shareholders, furnish any information relating to, or participate in any negotiations or discussions concerning, any Acquisition Transaction (as defined in Subsection 7.01[e]) or any other acquisition or purchase of all or a substantial portion of its assets, or of a substantial equity interest in it or withdraw its recommendation to the shareholders of Old Florida of the Company Merger, or make a recommendation of any other Acquisition Transaction, or any other business combination with it, other than as contemplated by this Agreement (and in no event will any such information be supplied except pursuant to a confidentiality agreement in form and substance as to confidentiality substantially the same as the confidentiality agreement between Old Florida and Bancshares); and of Old Florida and its Subsidiaries shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above, and will notify Bancshares immediately if any such inquiries or proposals are received by it, any such information is requested from it, or any such negotiations or discussions are sought to be initiated with it or any of its officers, directors, agents and affiliates; provided, however, that nothing contained herein shall be deemed to prohibit any officer or director of Old Florida or OFB from taking any action that the Board of Directors of Old Florida or OFB, as the case may be, determines, in good faith after consultation with and receipt of a written opinion of counsel, is required by law or is required to discharge his fiduciary duties to Old Florida and its shareholders.

5.13.  OPERATING FUNCTIONS

          Each of Old Florida and its Subsidiaries agrees to cooperate in the consolidation of appropriate operating functions with Bancshares to be effective on the Effective Date, provided that the foregoing shall not be deemed to require any action that, in the opinion of such entity’s Board of Directors, would adversely affect its operations if the Mergers were not consummated.

Page 29 of 44 Pages

5.14.  BANCSHARES REGISTRATION STATEMENT

          (a)      Bancshares will prepare and file on Form S-4 a registration statement (the “Registration Statement”) under the Securities Act (which will include the Proxy Statement) complying with all the requirements of the Securities Act (and the rules and regulations thereunder) applicable thereto, for the purpose, among other things, of registering the Bancshares Common Stock which will be issued to the holders of Old Florida Common Stock pursuant to the Company Merger. Subject to the foregoing proviso, Bancshares shall use its best efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the Bancshares Common Stock under the securities or blue sky laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby. As a result of the registration of the Bancshares Common Stock pursuant to the Registration Statement, such stock shall be freely tradeable by the shareholders of Old Florida except to the extent that the transfer of any shares of Bancshares Common Stock received by shareholders of Old Florida is subject to the provisions of Rule 145 under the Securities Act or restricted under applicable tax rules. Old Florida and its counsel shall have reasonable opportunity to review and comment on the Registration Statement being filed with the SEC and any responses filed with the SEC regarding the Registration Statement.

          (b)      Bancshares will indemnify and hold harmless each of Old Florida and its Subsidiaries and each of their respective directors, officers and other persons, if any, who control Old Florida within the meaning of the Securities Act from and against any losses, claims, damages, liabilities or judgments, joint or several, to which they or any of them may become subject, insofar as such losses, claims, damages, liabilities, or judgments (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or in any state application for qualification, permit, exemption or registration as a broker/dealer, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that Bancshares shall not be liable, in any such case, to the extent that any such loss, claim, damage, liability, or judgment (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, or any such amendment or supplement thereto, or in any such state application, or in any amendment or supplement thereto, in reliance upon and in conformity with information furnished to Bancshares by or on behalf of any of Old Florida and its Subsidiaries or any officer, director or affiliate of any such entity for use therein.

          (c)      Promptly after receipt by an indemnified party under Subsection 5.14(b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against Bancshares under such Subsection, notify Bancshares in writing of the commencement thereof. In case any such action shall be brought against any indemnified party and it shall notify Bancshares of the commencement thereof, Bancshares shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from Bancshares to such indemnified party of its election so to assume the defense thereof, Bancshares shall not be

Page 30 of 44 Pages

liable to such indemnified party under such Subsection for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified party; provided, however, if Bancshares elects not to assume such defense or if counsel for the indemnified party advises Bancshares in writing that there are material substantive issues which raise conflicts of interest between Bancshares or Old Florida and the indemnified party, such indemnified party may retain counsel satisfactory to it and Bancshares shall pay all reasonable fees and expenses of such counsel for the indemnified party promptly as statements therefor are received. Notwithstanding the foregoing, Bancshares shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by Bancshares in respect of such claim unless in the reasonable judgment of any such indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties in respect to such claims.

          (d)      The provisions of Subsections 5.14(b) and (c) are intended for the benefit of, and shall be enforceable by, the parties entitled to indemnification thereunder and each such party’s heirs, representatives or successors.

5.15.  APPLICATION TO REGULATORY AUTHORITIES

          Bancshares shall prepare and file, within sixty (60) days from the date this Agreement is signed, all regulatory applications and filings that are required to be made with respect to the Mergers; provided, however, that if Bancshares is unable to prepare and file such applications and filings within the time period specified herein due to the failure of either Old Florida or OFB to timely provide Bancshares any information necessary to complete such applications and filings, or for any other reason outside of Bancshares’ control, then Bancshares’ failure to comply with the provisions of this Section 5.15 shall not be deemed a breach of the Agreement. Bancshares shall provide Old Florida copies of all such regulatory applications and filings at the time of filing with the appropriate regulatory agency. Bancshares shall promptly forward to Old Florida copies of all regulatory applications and filings referred to in this Section 5.15, as well as correspondence to and from the regulatory agencies regarding such applications and filings. Bancshares shall also keep Old Florida apprised of the status of matters related to such applications and filings.

5.16.  REVENUE RULING

          Bancshares may elect to prepare (and in that event Old Florida shall cooperate in the preparation of) a request for a ruling from the Internal Revenue Service with respect to certain tax matters in connection with the transactions contemplated by this Agreement.

5.17.  BOND FOR LOST CERTIFICATES

          Upon receipt of notice from any of its shareholders that a certificate representing Old Florida Common Stock has been lost or destroyed, and prior to issuing a new certificate, Old Florida shall require such shareholder to post a bond in such amount as is sufficient to support the shareholder’s agreement to indemnify Old Florida against any claim made by the owner of such certificate, unless Bancshares agrees to the waiver of such bond requirement.

Page 31 of 44 Pages

5.18.  WITHHOLDING

          Bancshares shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Old Florida Common Stock after the Effective Time such amounts as Bancshares may be required by law to deduct and withhold therefrom. All such deductions and withholdings shall be deemed for all purposes of this Agreement to have been paid to the person with respect to whom such deduction and withholding was made.

5.19.  DISSENTERS.

          Old Florida shall give Bancshares: (i) prompt written notice of, and a copy of, any instrument received by Old Florida with respect to the assertion or perfection of dissenters’ rights; and (ii) the opportunity to participate in any and all negotiations and proceedings with respect to dissenters’ rights, should Bancshares desire to do so.

5.20.  NASDAQ STOCK MARKET

          Bancshares shall continue to cause the shares of Bancshares Common Stock to be listed on the Nasdaq Stock Market Global Market System. Bancshares shall cause the shares of Bancshares Common Stock to be issued in the Company Merger to be duly authorized, validly issued, fully paid and nonassessable, free of any preemptive or similar right and to be approved for quotation in the Nasdaq Stock Market Global Market System prior to or at the Effective Time.

5.21.  CONTINUING INDEMNITY; INSURANCE

          Bancshares covenants and agrees that:

          (a)      all rights to indemnification (including, without limitation, rights to mandatory advancement of expenses) and all limitations of liability existing in favor of indemnified parties under Old Florida’s Articles of Incorporation and Bylaws and in the Articles of Incorporation and Bylaws of OFB (as the case may be) as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Effective Time (an “Indemnified Party”) shall survive the Company Merger and shall continue in full force and effect, without any amendment thereto, for a period concurrent with the applicable statute of limitations; provided, however, that all rights to indemnification in respect of any claim asserted or made as to which Bancshares is notified in writing within such period shall continue until the final disposition of such claim. Without limiting the foregoing, in any case in which approval is required to effectuate any indemnification, the determination of any such approval shall be made, at the election of the Indemnified Party, by independent counsel mutually agreed upon between Bancshares and the Indemnified Party.

          (b)      Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against Bancshares under such Subsection, notify Bancshares in writing of the commencement thereof. In case any such action shall be brought against any Indemnified Party, Bancshares shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and, after notice from Bancshares to such Indemnified Party of its election so to assume the defense thereof,

Page 32 of 44 Pages

Bancshares shall not be liable to such Indemnified Party under such Subsection for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party; provided, however, if Bancshares elects not to assume such defense or if counsel for the Indemnified Party advises Bancshares in writing that there are material substantive issues which raise conflicts of interest between Bancshares or Old Florida and the Indemnified Party, such Indemnified Party may retain counsel satisfactory to it, and Bancshares shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received. Notwithstanding the foregoing, Bancshares shall not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in respect of such claim unless in the reasonable judgment of an Indemnified Party a conflict of interest exists between an Indemnified Party and any other Indemnified Parties in respect to such claims.

          (c)      Old Florida shall cause the persons serving as officers or directors of Old Florida or OFB, immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by Old Florida and OFB with respect to acts or omissions occurring prior to or at the respective effective times which were committed by such officers and directors in their capacity as such; provided that the aggregate premium to be paid by Old Florida and OFB for such insurance shall not exceed 125% of the most current annual premium paid by Old Florida and OFB for its directors and officers liability insurance, without Bancshares’ prior approval.

          (d)      If Bancshares or any of its successors or assigns: (i) shall consolidate with or merge into any corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Bancshares shall assume the obligations set forth in this Section 5.21.

          (e)      The provisions of this Section 5.21 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

5.22.  EMPLOYEES AND CERTAIN OTHER MATTERS

          All employees of Old Florida and OFB upon consummation of the Mergers shall become employees of Bancshares or BOF. Notwithstanding the foregoing, at and after the Effective Time, Bancshares and BOF reserve the right to terminate any such employee, and to modify the job duties, compensation and authority of such employee. At the Effective Time, all such employees shall be eligible for such employee benefits as are generally available to employees of BOF or Bancshares having like tenure, officer status and compensation levels except: (i) all executive and senior level management bonuses, stock options, restricted stock and similar benefits shall be at the discretion of Bancshares’ Compensation Committee; (ii) all such employees shall be given full credit for all prior service as employees of Old Florida or OFB to the extent permitted by any of Bancshares’ or BOF’s service providers and (iii) for all such employees who are participants in Old Florida’s or any of its Subsidiaries’ group medical/health insurance plans as of the Effective Time, there shall be no exclusion of coverage for pre-existing conditions, and, if the Effective Time falls within an annual period of coverage under any group health plan of Bancshares or any of its Subsidiaries, each such employee shall be given credit for covered expenses paid by that employee under comparable employee benefit plans of Old Florida and its Subsidiaries during the applicable coverage period through the Effective Time towards satisfaction of any annual deductible limitation and out-of-pocket maximum that may apply under that group health plan of Bancshares and its Subsidiaries.

Page 33 of 44 Pages

SECTION 6.  CONDITIONS OF CLOSING

6.01.  CONDITIONS OF ALL PARTIES

          The obligations of each of the Parties hereto to consummate the Company Merger are subject to the satisfaction of the following conditions at or prior to the Closing:

          (a)      This Agreement and the Company Merger shall have been duly approved by the shareholders of Old Florida and the issuance of Bancshares Common Stock in connection with the Company Merger shall have been duly approved by the shareholders of Bancshares.

          (b)      The Registration Statement shall have become effective prior to the mailing of the Proxy Statement, no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been instituted or, to the knowledge of any Party, shall be contemplated, and Bancshares shall have received all state securities laws permits and authorizations necessary to consummate the transactions contemplated hereby.

          (c)      No action or proceeding shall have been threatened or instituted before a court or other governmental body to restrain or prohibit the transactions contemplated by this Agreement, or to obtain damages or other relief in connection with the execution of such agreements, or the consummation of the transactions contemplated hereby or thereby; and no governmental agency shall have given notice to any Party hereto to the effect that consummation of the transactions contemplated by this Agreement would constitute a violation of any law, or that it intends to commence proceedings to restrain consummation of the Mergers.

          (d)      All statutory requirements for the valid consummation of the transactions contemplated by this Agreement shall have been fulfilled; all appropriate orders, consents and approvals from all regulatory agencies and other governmental authorities whose order, consent or approval is required by law for the consummation of the transactions contemplated by this Agreement shall have been received; and the terms of all requisite orders, consents and approvals shall then permit the effectuation of the Mergers without imposing any material conditions with respect thereto except for any such conditions that are acceptable to Bancshares.

          (e)      Bancshares and Old Florida shall have received a written opinion from Igler & Dougherty, P.A. customary in scope and opining to the matters set forth on Exhibit 6.01(e), subject to customary qualifications, limitations and assumptions (the “Tax Opinion”), dated the date of the Effective Time.

          (f)      Bancshares shall have offered seats on its Board of Directors to two current member of Old Florida’s Board of Directors, who shall be jointly selected by Bancshares and Old Florida. Such individual’s service on Bancshares’ Board of Directors shall commence as soon as practicable after the Effective Time.

Page 34 of 44 Pages

          (g)      The Nasdaq Stock Market Global Market System shall not have issued any objection to, or otherwise prohibited, the listing of the Bancshares Common Stock to be issued in the Company Merger.

6.02.   ADDITIONAL CONDITIONS TO BANCSHARES’ OBLIGATION TO CLOSE

          The obligations of Bancshares to consummate the Mergers are also subject to the satisfaction of the following additional conditions at or prior to the Closing:

          (a)      The representations and warranties of Old Florida and OFB contained in this Agreement shall be true and correct, individually and in the aggregate, on and as of the Closing Date, with the same effect as though made on and as of such date, except to the extent of changes permitted by the terms of this Agreement, and each of Old Florida and OFB shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing. In addition, each of Old Florida and OFB shall have delivered to Bancshares and BOF its certificate dated as of the Closing Date and signed by its Chief Executive Officer and Chief Financial Officer (or their functional equivalents) to the foregoing effect and to the effect that, except as specified in such certificate, such persons do not know, and have no reasonable grounds to know, of any material failure or breach of any representation, warranty or covenant made by it in this Agreement.

          (b)      There shall not have occurred any material adverse change from the date of the Latest Balance Sheet to the Closing Date in the financial condition, results of operations, or business of Old Florida and its Subsidiaries, taken as a whole; provided, however, that: (i) the incurrence by Old Florida of reasonable expenses in connection with the Mergers (including fees and expenses of attorneys, accountants or other consultants not to exceed $175,000 in the aggregate and the payment to Hovde of its fees in accordance with the Hovde Agreement [the “Permitted Expenses”]); and (ii) the occurrence of an event specifically permitted under Section 5.07 are expressly deemed not to constitute such a material adverse change.

          (c)      Bancshares shall have received “comfort” letters from Hacker, Johnson & Smith PA dated, respectively, within three (3) days prior to the date of the Proxy Statement and within three (3) days prior to the Closing Date, in customary form for transactions of this sort and in substance satisfactory to Bancshares.

          (d)      Bancshares and BOF shall have received from Smith Mackinnon, P.A., counsel to Old Florida, an opinion, dated as of the Closing Date, customary in scope and opining to the matters set forth on Exhibit 6.02(d), subject to customary qualifications, limitations and assumptions. In giving such opinions, such counsel may rely as to questions of fact upon certificates of one or more officers of any of Old Florida and its Subsidiaries and governmental officials.

          (e)      Bancshares shall have received from Larry W. Johnson a signed employment agreement termination and business protection agreement and change in control agreement, in form and substance reasonably satisfactory to Bancshares and acknowledging receipt of any and all payments due under such agreements, containing non-competition and non-solicitation clauses and releasing Old Florida, OFB, Bancshares and BOF from any and all obligations. Bancshares shall have received from Nicholas J. Panicaro a signed employment agreement termination and business protection agreement in form and substance reasonably satisfactory to Bancshares and acknowledging receipt of any and all payments due under such agreements, containing non-competition and non-solicitation clauses and releasing Old Florida, OFB, Bancshares and BOF from any and all obligations.

Page 35 of 44 Pages

          (f)      Bancshares shall have received the agreement specified on Exhibit 5.10(a) hereto (as contemplated by and within the timeframe specified in Subsection 5.10) from each person who serves as an executive officer or director of Old Florida or OFB; and Bancshares shall have received from each such person a written confirmation dated not earlier than five days prior to the Closing Date to the effect that each representation made in such person’s Director’s and Officer’s Commitment is true and correct as of the date of such confirmation and that such person has complied with all of his or her covenants therein through the date of such confirmation; in each case to the extent necessary to ensure, in the reasonable judgment of Bancshares, compliance with Rule 145 under the Securities Act.

          (g)      No adverse regulatory action shall be pending or threatened against any of Old Florida and its Subsidiaries, if such action would or could impose any material liability on Bancshares or interfere in any material respect with the conduct of the businesses of Bancshares and its Subsidiaries following the Mergers.

          (h)      If requested by Bancshares in writing at least five business days prior to the Effective Date, Old Florida shall take such actions as to dissolve Old Florida Capital, Inc. under the FBCA.

6.03.  ADDITIONAL CONDITIONS TO OLD FLORIDA’S OBLIGATION TO CLOSE

          The obligations of Old Florida to consummate the Mergers are also subject to the satisfaction of the following additional conditions at or prior to the Closing:

          (a)      The representations and warranties of Bancshares and BOF contained in this Agreement shall be true and correct, individually and in the aggregate, on the Closing Date, with the same effect as though made on and as of such date, except to the extent of changes permitted by the terms of this Agreement, and each of Bancshares and BOF shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing. In addition, each of Bancshares and BOF shall have delivered to Old Florida and OFB its certificate dated as of the Closing Date and signed by its Chief Executive Officer and Chief Financial Officer to the foregoing effect and to the effect that, except as specified in such certificate, such persons do not know, and have no reasonable grounds to know, of any material failure or breach of any representation, warranty or covenant made by it in this Agreement.

          (b)      Old Florida and OFB shall have received from Igler & Dougherty, P.A., counsel for Bancshares and BOF, an opinion, dated as of the Closing Date, customary in scope and opining to the matters set forth on Exhibit 6.03(b), subject to customary qualifications, limitations and assumptions. In giving such opinion, such counsel may rely as to questions of fact upon certificates of one or more officers of Bancshares or of Bancshares’ Subsidiaries, and governmental officials.

Page 36 of 44 Pages

          (c)      Old Florida shall have received letters from Hovde dated the date of the Proxy Statement and dated the date of the meeting of the shareholders of Old Florida, in each case in form and substance satisfactory to Old Florida, confirming such financial advisor’s prior opinion to the Board of Directors of Old Florida to the effect that the consideration to be paid in the Company Merger is fair to its shareholders from a financial point of view.

          (d)      There shall not have occurred any material adverse change from the date of Bancshares’ Latest Balance Sheet to the Closing Date in the financial condition, results of operations or business of Bancshares’ and its Subsidiaries taken as a whole.

          (e)      No adverse regulatory action shall be pending or threatened against any of Bancshares and its Subsidiaries, if such action would or could impose any material liability on Bancshares or interfere in any material respect with the conduct of the businesses of Bancshares and its Subsidiaries following the Mergers.

          (f)      Old Florida shall have received the agreement specified on Exhibit 5.10(b) hereto (as contemplated by and within the timeframe specified in Subsection 5.10) from each person who serves as an executive officer or director of Bancshares or BOF.

6.04.  WAIVER OF CONDITIONS

          Any condition to a Party’s obligations hereunder may be waived by that Party, other than the conditions specified in Subsections 6.01 (a), (b) and (d) and the condition specified in Subsection 6.03(c) hereof. The failure to waive any condition hereunder shall not be deemed a breach of Section 5.02 hereof.

SECTION 7.  TERMINATION

7.01.  TERMINATION

          This Agreement may be terminated and the Mergers contemplated herein abandoned at any time before the Effective Time, whether before or after approval by the shareholders of Old Florida or Bancshares as follows:

          (a)       By the mutual consent of the Boards of Directors of Bancshares and Old Florida.

          (b)      By the Board of Directors of either Bancshares or Old Florida in the event of a breach by any of Bancshares or Old Florida and either of its Subsidiaries of any representation or warranty contained in this Agreement or of any covenant contained in this Agreement, which in either case cannot be, or has not been, cured within 30 days after written notice of such breach is given to the entity committing such breach, provided that the right to effect such cure shall not extend beyond the date set forth in Subsection 7.01(c)(ii) below.

          (c)      By the Board of Directors of either Bancshares or Old Florida if: (i) all conditions to Closing required by Section 6 hereof have not been met by or waived by Bancshares or Old Florida by March 31, 2007; or (ii) any such condition cannot be met by March 31, 2007 and has not been waived by each Party in whose favor such condition inures; or (iii) if the Mergers have not been consummated by April 15, 2007, provided that the failure to consummate the transactions contemplated hereby is not caused by the Party electing to terminate pursuant to this clause (iii).

Page 37 of 44 Pages

          (d)      By Bancshares if this Agreement or the Company Merger fails to receive the requisite vote at any meeting of Old Florida’s shareholders called for the purpose of voting thereon. By Old Florida if this Agreement or the Company Merger fails to receive the requisite vote at any meeting of Bancshares’ shareholders called for the purpose of voting thereon.

          (e)      By Bancshares if the Board of Directors of Old Florida: (1) shall withdraw, modify or change its recommendation to its shareholders of this Agreement or the Company Merger, or shall have resolved to do any of the foregoing or; (2) either: (x) shall have recommended to the shareholders of Old Florida (or in the case of [iii] affirmatively approved) any of the following (being referred to herein as an “Acquisition Transaction”): (i) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (ii) any sale, lease, transfer or other disposition of all or substantially all of the assets of Old Florida; or (iii) any acquisition, by any person or group, of the beneficial ownership of 15% or more of any class of Old Florida capital stock; or (y) shall have made any announcement of any agreement to do any of the foregoing.

          (f)      By Old Florida in the event Old Florida receives a bona fide written offer with respect to an Acquisition Transaction and the Board of Directors of Old Florida determines in good faith, after consultation with its financial advisors and counsel, that such Acquisition Transaction is more favorable to Old Florida’s shareholders than the transactions contemplated by this Agreement.

          (g)      By Bancshares, if the holders of more than 7.5% in the aggregate of the outstanding Old Florida Common Stock shall have voted such shares against this Agreement or the Company Merger at any meeting called for the purpose of voting thereon and shall have exercised their dissenters’ rights in accordance with Sections 607.1301-1320, Florida Statutes. All such shares being referred to in this Agreement as (“Dissenters’ Shares.”)

          (h)      By Old Florida if Bancshares’ Board of Directors withdraws, modifies or changes its recommendation to Bancshares’ shareholders regarding the issuance of shares of Bancshares Common Stock as consideration in the Company Merger, or shall have resolved to do any of the foregoing.

          (i)      Price Protection Termination Right. By Old Florida at any time during the five-day period commencing on the Determination Date, if both of the following conditions are satisfied:

	(1)	the Average Closing Price shall be less than $18.26, and

	(2)	(i) the quotient obtained by dividing the Average Closing Price by $21.49 (the “Bancshares Ratio”) shall be less than (ii) the Index Ratio minus 0.15;

subject to:

(1)

Old Florida must give written notice of its election to terminate this Agreement pursuant to this Section 7.01(i) to Bancshares, which notice may be withdrawn at any time prior to the lapse of the five-day period commencing on the Determination Date;

Page 38 of 44 Pages

(2)

During the five-day period commencing upon Bancshares’ receipt of such notice, Bancshares shall have the option of paying additional Merger Consideration in the form of Bancshares Common Stock so that the Per Share Stock Consideration, as adjusted, multiplied by the Average Closing Price shall be no less than $32.72;

(3)

The election contemplated by Subsection 7.01(i)(2) shall be made by Bancshares giving notice to Old Florida of such election and the Per Share Common Stock Consideration as adjusted, whereupon no termination shall be deemed to have occurred pursuant to this 7.01(i), and this Agreement shall remain in effect in accordance with its terms (except as the Per Share Common Stock Consideration shall have been so adjusted), and any references in this Agreement to “Per Share Common Stock Consideration” shall thereafter be deemed to refer to the Per Share Common Stock Consideration, as adjusted pursuant to this Section 7.01(i).

(4)

If the Closing Date shall occur during the five-day period Old Florida’s option to terminate pursuant to this Section 7.01(i) is in effect, the Closing Date shall be extended until a date selected by Bancshares no more than ten calendar days following the close of such five-day period.

          For purposes of this Section 7.1(i), the following terms shall have the following meanings:

          “Average Closing Price” shall mean the average closing price per share of Bancshares Stock on the Nasdaq Stock Market Global Market System for the 20 trading days (determined by excluding days on which the Nasdaq Stock Market Global Market System is closed) ending on the last trading date prior to the Determination Date.

          “Determination Date” shall mean the tenth calendar day preceding the Effective Time (the tenth day to be determined by counting the day preceding the Effective Time as the first day).

          “Index Group” shall mean the ten bank holding companies listed below (each a “Peer Company”). In the event that: (i) the common stock of any Peer Company is no longer publicly traded on the Determination Date; or (ii) any Peer Company issues a public announcement of a proposal to be acquired by or to acquire another company in a transaction with a value exceeding 25% of the Peer Company’s market capitalization, such Peer Company shall be removed from the Index Group, and the weights (which have been determined based upon market capitalization) shall be redistributed proportionately for purposes of determining the Index Price. The Peer Companies and the weights attributed to them are as follows:

Page 39 of 44 Pages

Peer Company	Market Capitalization ($M)	Percent Weighting

GB&T Bancshares, Inc. (GBTB)	$292	14.06%
Cardinal Financial Corporation (CFNL)	$256	12.33%
CenterState Banks of Florida, Inc. (CSFL)	$249	11.95%
FNB Corporation (FNBP)	$227	10.94%
Commercial Bankshares, Inc. (CLBK)	$213	10.23%
First Security Group, Inc. (FSGI)	$201	9.68%
Capital Bank Corporation (CBKN)	$191	9.17%
TIB Financial Corp. (TIBB)	$187	8.97%
Gateway Financial Holdings, Inc. (GBTS)	$158	7.61%
First State Financial Corporation (FSTF)	$105	5.07%

Total	$2,080	100.00%

          “Index Price” shall mean the weighted average (weighted in accordance with the Index Group’s “Percent Weighting” listed above) of the closing sales prices of the Peer Companies determined as of the Starting Date or Determination Date, whichever is applicable, based on the closing price per share (as reported by The Wall Street Journal) for the five trading days ending on the last trading date prior to the Starting Date or Determination Date, whichever is applicable.

          “Index Ratio” shall be the Index Price as determined on the Determination Date divided by the Index Price as determined on the Starting Date.

          “Starting Date” shall mean the date of this Agreement.

          If any Peer Company or Bancshares declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the price for the common stock of such Peer Company or Bancshares, as the case may be, shall be appropriately adjusted to apply this Section.

7.02.  EFFECT OF TERMINATION

          In the event of termination of this Agreement by any Party as provided in Section 7.01 above, this Agreement shall forthwith become void and there shall be no liability on the party of any Party except: (i) as set forth in this Section 7.02, Section 7.03, Section 8.03 and Section 8.07, which shall survive any termination of this Agreement; and (ii) notwithstanding anything to the contrary contained in this Agreement, no Party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.

7.03.  TERMINATION PAYMENT

          If this Agreement is terminated by Bancshares or Old Florida pursuant to Subsection 7.01(e) or Subsection 7.01(f), then Old Florida (or its successor) shall pay or cause to be paid to Bancshares upon demand a termination payment of $4,000,000.00 payable in same day funds. Any payments to be made pursuant to this Section 7.03 shall be made within three business days of the event requiring such payment to be made.

Page 40 of 44 Pages

SECTION 8. MISCELLANEOUS

8.01.  NOTICES

          Any notice, communication, request, reply, advice or disclosure (hereinafter severally and collectively “notice”) required or permitted to be given or made by any Party to another in connection with this Agreement or the transactions herein or therein contemplated must be in writing and may be given or served by depositing the same in the United States mail, postage prepaid and registered or certified with return receipt requested, or by delivering the same to the address of the person or entity to be notified, or by sending the same by a national commercial courier service (such as Federal Express, UPS or the like) for next day delivery provided such delivery is confirmed in writing by such courier. Notice deposited in the mail in the manner hereinabove described shall be effective 48 hours after such deposit, and notice delivered in person or by commercial courier shall be effective at the time of delivery. A Party delivering notice shall endeavor to obtain a receipt therefor. For purposes of notice, the addresses of the Parties shall, until changed as hereinafter provided, be as follows:

If to Bancshares or BOF:

Mr. Michael L. McMullan
President and Chief Executive Officer
Bancshares of Florida, Inc.
1185 Immokalee Road
Naples, Florida 34110

With copies to:

A. George Igler, Esq.
Igler & Dougherty, P.A.
Corporate Counsel
2457 Care Drive
Tallahassee, FL 32308

If to Old Florida or OFB:

Mr. Larry W. Johnson
President and Chief Executive Officer
Old Florida Bankshares, Inc.
6321 Daniels Parkway
Ft. Myers, Florida 33912

With copies to:

John P. Greeley, Esq.
Smith Mackinnon, P.A.
255 S. Orange Avenue, Suite 800
Orlando, FL 32801

Page 41 of 44 Pages

8.02.  WAIVER

          The failure by any Party to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving Party. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

8.03.  EXPENSES

          Except as otherwise provided herein, regardless of whether the Mergers are consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring them. Notwithstanding the foregoing, in any dispute or action between the Parties arising out of this Agreement, including any litigation, arbitration, and appellate proceedings (and efforts to enforce the judgment, award or other disposition of any of the same), the prevailing Party shall be entitled to have and recover from the other Party all fees, costs and expenses incurred in connection with such dispute or action (including reasonable attorneys’ fees).

8.04.  HEADINGS

          The headings in this Agreement have been included solely for reference and shall not be considered in the interpretation or construction of this Agreement.

8.05.  ANNEXES, EXHIBITS AND SCHEDULES

          The annexes, exhibits and schedules to this Agreement are incorporated herein by this reference and expressly made a part hereof.

8.06.  INTEGRATED AGREEMENT

          This Agreement, the exhibits and schedules hereto and all other documents and instruments delivered in accordance with the terms hereof constitute the entire understanding and agreement among the Parties hereto with respect to the subject matter hereof, and there are no agreements, understanding, restrictions, representations or warranties among the Parties other than those set forth herein or therein, all prior agreements and understandings being superseded hereby.

8.07.  CHOICE OF LAW

          The validity of this Agreement, the construction of its terms and the determination of the rights and duties of the Parties hereto in accordance therewith shall be governed by and construed in accordance with the laws of the United States and those of the State of Florida applicable to contracts made and to be performed wholly within such State. The Parties hereto mutually consent and submit to the personal jurisdiction of the state and federal courts located in the State of Florida and agree that any action, suit or proceeding concerning or related to this Agreement must be brought exclusively in the courts located in Collier County. The Parties mutually acknowledge and agree that they will not raise, in connection with any such suit, action or proceeding brought in any federal or state court located in the State of Florida, any defense or objections based upon lack of personal jurisdiction, improper venue, inconvenience of forum or the like.

Page 42 of 44 Pages

8.08.  PARTIES IN INTEREST

          This Agreement shall bind and inure to the benefit of the Parties hereto and their respective successors and assigns, except that this Agreement may not be transferred or assigned by any Party without the prior written consent of the other Parties hereto, including any transfer or assignment by operation of law. Nothing in this Agreement is intended or shall be construed to confer upon or to give any person other than the Parties hereto any rights or remedies under or by reason of this Agreement, except as expressly provided for herein and therein.

8.09.  AMENDMENT

          The Parties may, by mutual agreement of their respective Boards of Directors, amend, modify or supplement this Agreement, or any exhibit or schedule of any of them, in such manner as may be agreed upon by the Parties in writing, at any time before or after approval of this Agreement and the transactions contemplated hereby by the shareholders of the Parties hereto. This Agreement and any exhibit or schedule to this Agreement may be amended at any time and, as amended, restated by the Chief Executive Officers of the respective Parties (or their respective designees) without the necessity for approval by their respective Boards of Directors or shareholders, to correct typographical errors or to change erroneous references or cross references, or in any other manner which is not material to the substance of the transactions contemplated hereby.

8.10.  COUNTERPARTS

          This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same document.

8.11.   NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES; COVENANTS

           None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Time. The covenants of the Parties set forth herein shall survive the Effective Time in accordance with their terms and, in the absence of a specified survival term, for the applicable statute of limitations.

(SIGNATURES TO FOLLOW THIS PAGE)

Page 43 of 44 Pages

THIS AGREEMENT WAS AGREED TO AND ENTERED INTO AS OF THE DATE FIRST WRITTEN ABOVE.

BANCSHARES OF FLORIDA, INC.		OLD FLORIDA BANKSHARES, INC.

By:	/s/ Michael L. McMullan	By:	/s/ Larry W. Johnson

	Michael L. McMullan		Larry W. Johnson
	President and Chief Executive Officer		President and Chief Executive Officer

BANK OF FLORIDA - SOUTHWEST		OLD FLORIDA BANK

By:	/s/ David Patrignani	By:	/s/ Larry W. Johnson

	David Patrignani		Larry W. Johnson
	Executive Vice President		President and Chief Executive Officer

Page 44 of 44 Pages